Exhibit 10.1

EXECUTION COPY

UNIT PURCHASE AGREEMENT

AMONG

KERASOTES SHOWPLACE THEATRES HOLDINGS, LLC,

KERASOTES SHOWPLACE THEATRES, LLC,

SHOWPLACE THEATRES HOLDING COMPANY, LLC,

AMC SHOWPLACE HOLDINGS, INC.,

AND

AMERICAN MULTI-CINEMA, INC.

Dated as of December 9, 2009

i

TABLE OF CONTENTS

Page

Section 12.15	Binding Effect	72

EXHIBITS

Exhibit A	Reference Working Capital Statement and Deferred Revenue Components
Exhibit B	Form of Escrow Agreement

v

UNIT PURCHASE AGREEMENT

UNIT PURCHASE AGREEMENT, dated as of December 9, 2009, among ShowPlace Theatres Holding Company, LLC, a Delaware limited liability company (the “Company”), Kerasotes Showplace Theatres, LLC, a Delaware limited liability company (“Seller”), Kerasotes Showplace Theatres Holdings, LLC, a Delaware limited liability company (“Parent”), AMC ShowPlace Holdings, Inc., a Delaware corporation (“Buyer”), and American Multi-Cinema, Inc., a Delaware corporation (“Guarantor”).

PRELIMINARY STATEMENT:

WHEREAS, Parent is the owner of all of the issued and outstanding membership units of Seller and Seller is the owner of all of the issued and outstanding membership units of the Company; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding membership units of the Company, all on the terms and subject to the conditions set forth herein;

WHEREAS, as an inducement for Buyer and the Guarantor to enter into this Agreement and the Buyer Ancillary Agreements, concurrent with execution and delivery of this Agreement, (i) certain indirect equity holders of Parent are entering into guarantee, exclusivity and confidentiality agreements, and (ii) certain equity holders of Parent are entering into exclusivity and confidentiality agreements (collectively, the “Equity Holder Agreements”) pursuant to which, among other things, certain indirect equity holders will severally guarantee collectively 100% of the monetary obligations of Seller and Parent hereunder, and all such direct and indirect equity holders will agree not to sell or otherwise transfer, or cause to be sold or otherwise transferred, his, her or its respective direct or indirect equity interests in Parent prior to the Closing;

WHEREAS, each of Buyer and Guarantor, as an inducement for the Company, Seller and Parent to enter into this Agreement, and each of Parent, Seller, Kerasotes Theatres, Inc., a Delaware corporation (“KTI”), Anthony Kerasotes, Dean Kerasotes, and Victoria Constan, as an inducement for Buyer and the Guarantor to enter into this Agreement, is entering into a non-competition agreement (the “Buyer Non-Competition Agreement,” in the case of Buyer and Guarantor, and, in the case Parent, Seller, KTI, Anthony Kerasotes, Dean Kerasotes, and Victoria Constan, collectively, the “Seller Non-Competition Agreements”), in each case to be effective as of the Closing and pursuant to which Buyer and Guarantor, on the one hand, and each of Parent, Seller, KTI, Anthony Kerasotes, Dean Kerasotes, and Victoria Constan, on the other hand, agree, subject to the terms and conditions of the Buyer Non-Competition Agreement or their respective Seller Non-Competition Agreement, as applicable, during the five-year period following the Closing Date, not to own, operate, manage or otherwise be involved with the ownership, operation, or management of any movie theatre in the 5-mile radius surrounding (i) any theatre that is a Retained Asset, in the case of Buyer and Guarantor, and (ii) any theatre that is contributed to the Company pursuant to the Contribution in the case of each of Parent, Seller, KTI, Anthony Kerasotes, Dean Kerasotes, and Victoria Constan.

WHEREAS, as an inducement for the Company, Seller and Parent to enter into this Agreement, Guarantor is entering into this Agreement; and

WHEREAS, immediately prior to the Closing on the Closing Date, Parent shall cause Seller to contribute to the Company (the “Contribution”) all of Seller’s right, title and interest in, to and under all of the theatres, properties, assets and liabilities of Seller other than those theaters, properties, assets and liabilities set forth on Schedule I (the “Retained Assets”) and Schedule II (the “Retained Liabilities”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the Company, Seller and Buyer as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Firm” has the meaning specified in Section 2.4(c).

“Acquisition Proposal” means any offer, proposal or indication of interest relating to or made in connection with (i) the acquisition of Parent, Seller, the Company, or any Subsidiary, (ii) a merger, consolidation or other business combination in which Parent, Seller, the Company, or any Subsidiary, as applicable, does not survive, (iii) the acquisition of any of the capital stock of Parent, Seller, the Company or any Subsidiary, or (iv) the sale of any material assets of Parent, Seller, the Company or any Subsidiary.

“Adjustment Indebtedness” means the Indebtedness set forth on Schedule 1.1.

“Affiliate” means, with respect to any Person that is an entity, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person,  and with respect to any Person that is an individual, any direct or indirect family member of such Person and any other Person that directly or indirectly is controlled by such Person, in each case where “control” (including, with correlative meaning, the terms “controlled by”  and “under common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, Contract or otherwise.

“Affiliate Transactions” has the meaning specified in Section 4.9.

“Agreed Accounting Principles” means GAAP; provided, however, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Company’s audited balance sheet dated as of December 31, 2008.

“Agreed Adjustments” has the meaning specified in Section 2.4(c).

“Allocation Schedule” has the meaning specified in Section 2.6.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal and state Requirements of Law that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restriction of trade or business or competition through merger or acquisition.

“Assumed Liabilities” has the meanings specified in Section 2.1.

“Audited Financial Statements” has the meaning specified in Section 4.6(a).

“Balance Sheet Date” has the meaning specified in Section 4.6(a).

“Benefits Continuation Period” has the meaning specified in Section 7.2(d).

“Blue Light” has the meaning specified in Section 7.10.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks located in New York, New York are required or permitted to be closed.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer under this Agreement or in connection herewith, including the Escrow Agreement, Buyer Non-Competition Agreement, Services Agreement, Equity Holder Agreements, Seller License Agreement, Buyer License Agreement and the Chicago Office Sublease Agreement.

“Buyer Fundamental Representations” means those representations and warranties contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization; Conflicts) (to the extent such representations and warranties are made with respect to the Buyer’s organizational documents), 5.3 (Enforceability), and 5.7 (No Brokers).

“Buyer Group Member” means (i) Buyer and its Affiliates (including the Company and the Subsidiaries after the Closing), (ii) the directors, officers, partners, members, stockholders, employees, agents and representatives of Buyer and its Affiliates (including of the Company and the Subsidiaries after the Closing) and (iii) the respective successors and assigns of each of the foregoing.

“Buyer License Agreement” means the license agreement to be dated as of the Closing Date, by and between Buyer and Seller, pursuant to which Buyer will, among other things, provide Seller with an irrevocable, fully-paid, non-exclusive and transferable license to use the name “ShowPlace” (i) in the Chicago, IL, Minneapolis, MN and Secaucus, NJ markets, as well as in the markets in which Seller is permitted to own or operate any other theatre pursuant to the terms of the applicable Seller Non-Competition Agreement; provided, that Seller shall use the term “ShowPlace” only in conjunction with the term “Icon” except in the Secaucus, NJ market, where the name “ShowPlace” may be used alone, and (ii) on Gift Cards and Passes, in the case of each of clauses (i) and (ii), in the manner set forth in the Buyer License Agreement.

“Buyer Non-Competition Agreement” has the meaning specified in the Recitals.

“Buyer’s Severance Policy” has the meaning specified in Section 7.2(b).

“Cap” means an amount equal to $34,375,000.

“Cash” means those consolidated current assets of the Company reflected on the line items of the Company’s balance sheet as “Cash” and “Short Term Investments” and calculated in accordance with the Agreed Accounting Principles, consistently applied.

“Chicago Office Sublease Agreement” means the sublease agreement to be dated as of the Closing Date between the Company and Seller pursuant to which the Company agrees to sublease from Seller one floor of office space currently leased by Seller pursuant to the Office Lease between River Forks, LLC (as successor in interest to Finova Capital Corporation) and Seller, dated June 15, 1999, as amended on November 4, 2004.

“CineMedia Agreement” has the meaning specified in Section 6.9.

“Claim Notice” has the meaning specified in Section 10.3.

“Closing” means the closing of the transfer of the Unit from Seller to Buyer in exchange for the Closing Date Payment Amount.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Cash” has the meaning specified in Section 2.4(c).

“Closing Date Balance Sheet” has the meaning specified in Section 2.4(c).

“Closing Date Deferred Revenue” has the meaning specified in Section 2.4(c).

“Closing Date Payment Amount” has the meaning specified in Section 2.3(a).

“Closing Date Transaction Costs” has the meaning specified in Section 2.4(c).

“Closing Date Working Capital” has the meaning specified in Section 2.4(c).

“Closing Statement” has the meaning specified in Section 2.4(c).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Employee” has the meaning specified in Section 7.2(a).

“Company Intellectual Property” has the meaning specified in Section 4.15(a).

“Confidentiality Agreement” has the meaning specified in Section 6.1(a).

“Continuing Employee” has the meaning specified in Section 7.2(d).

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding or undertaking of any kind or character.

“Contributed Assets” has the meanings specified in Section 2.1.

“Contribution” has the meaning specified in the Recitals.

“Contribution Agreement” means the agreement pursuant to which the Contribution shall be effected, which shall be in form and substance reasonably satisfactory to Buyer.

“Copyrights” means United States and foreign registered and unregistered copyrights, and pending applications to register the same.

“Court Order” means any administrative decision, judgment, order, writ, injunction, ruling, award or decree of any foreign, federal, state, local or other court, tribunal or other Governmental Body of competent jurisdiction and any award in any arbitration proceeding.

“Covered Taxes” has the meaning specified in Section 4.11(b).

“Current Assets” means those consolidated current assets of Seller reflected on the line items of the balance sheet of Seller set forth on Exhibit A and calculated in accordance with the Agreed Accounting Principles, consistently applied.

“Current Liabilities” means those consolidated current liabilities of Seller reflected on the line items of the balance sheet of Seller set forth on Exhibit A and calculated in accordance with the Agreed Accounting Principles, consistently applied.

“Deferred Revenue” means the consolidated aggregate amount of deferred revenue of the Seller as set forth on Exhibit A, including gift cards, “movie money,” premier tickets, discount tickets, advance sales, internet advance sales and deferred marketing funds, calculated in accordance with the Agreed Accounting Principles, consistently applied.

“Designated Web Sites” has the meaning specified in Section 7.9.

“Eligible Seller Employee” has the meaning specified in Section 7.2(b).

“Employee Benefit Plan” means (i) each employee benefit plan, within the meaning of Section 3(3) of ERISA (including each Multiemployer Plan and Guaranteed Pension Plan) and (ii) each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’

compensation, unemployment compensation and other government programs), employment, severance, consulting by an individual, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by Seller, the Company or any of the Subsidiaries or with respect to which Seller, the Company or any of the Subsidiaries has any Liability (including any contingent liability).

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Environmental Laws” means all Requirements of Law concerning worker exposure to any Hazardous Material and pollution or protection of the environment (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Material).

“Environmental Matter” means any Liability of the Company or any Subsidiary relating to (i) the Release or threatened Release of a Hazardous Material or (ii) violations of applicable Environmental Laws.

“Environmental Reports” has the meaning specified in Section 4.19(e).

“Equity Holder Agreements” has the meaning specified in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is treated as a single employer with the Company or any Subsidiary under subsections (b), (c), (m) or (o) of Section 414 of the Code.

“Escrow Agent” means SunTrust Bank, N.A.

“Escrow Agreement” means the escrow agreement to be dated as of the Closing Date, by and among Buyer, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit D.

“Escrow Fund” means an amount equal to $20,625,000.

“Estimated Closing Date Cash” has the meaning specified in Section 2.3(a)(ii).

“Estimated Closing Date Working Capital” has the meaning specified in Section 2.4(a).

“Estimated Deferred Revenue” has the meaning specified in Section 2.3(a)(iv).

“Estimated Transaction Costs” has the meaning specified in Section 2.3(a)(v).

“Excluded Taxes” has the meaning specified in Section 7.1(a)(i).

“Expenses” means any and all reasonable out-of-pocket costs and expenses actually incurred in connection with defending or asserting any Proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“Filings” has the meaning specified in Section 12.12(b).

“Financial Statements” has the meaning specified in Section 4.6(a).

“GAAP” means United States generally accepted accounting principles, consistently applied by the Company.

“Gift Cards and Passes” has the meaning specified in Section 7.7.

“Governmental Body” means any foreign, federal, state, local or municipal or other governmental authority or regulatory body, including any court, commission, instrumentality, authority, or administrative agency.

“Governmental Permits” has the meaning specified in Section 4.17.

“Guaranteed Pension Plan” means any employee pension benefit plan subject to Title IV of ERISA, or a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

“Guarantor” has the meaning specified in the first paragraph of this Agreement.

“Hazardous Material” means any waste, pollutant, or hazardous or toxic substance or waste, as such terms are defined in Environmental Laws and includes, for purposes of this Agreement, any petroleum or petroleum wastes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means the aggregate consolidated indebtedness of the Company, including, without duplication, (i) any obligations under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any obligations evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a financial institution against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any off-balance sheet financing, including synthetic leases and project financing, (v) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) any payment obligations in respect of banker’s acceptances or letters of credit, (vii) any obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (viii) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice that are not more than ninety (90) days past due), (ix) any obligations referred to in clauses (i) through (viii) above of any Person which are either guaranteed or secured by any Encumbrance upon the Company or any Subsidiary or any of their respective assets or properties and (x) accrued and unpaid or declared and unpaid interest of any such foregoing obligation.

“Indemnified Party” has the meaning specified in Section 10.3.

“Indemnitor” has the meaning specified in Section 10.3.

“Indemnity Threshold” means an amount equal to $2,750,000.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Interim Balance Sheet” has the meaning specified in Section 4.6(a).

“Interim Financial Statements” has the meaning specified in Section 4.6(a).

“Knowledge of Buyer” means, as to a particular matter, the actual knowledge of the following persons after reasonable investigation and inquiry: Kevin Connor and Kelly Schemenauer.

“Knowledge of the Company” means, as to a particular matter, the actual knowledge of the following persons after reasonable investigation and inquiry: Tony Kerasotes, Dean Kerasotes, Jim DeBruzzi, Tim Johnson, Bill Budig and Gregg Ferlin.

“KTI” has the meaning specified in the Recitals.

“Leased Real Property” has the meaning specified in Section 4.14.

“Liability” means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Losses” means any and all liabilities, losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, including such liabilities, losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges resulting from, associated with or comprised of loss of profits, loss of use or revenue and diminution in value, including reasonable legal fees and expenses, but excluding all other special, consequential, or punitive damages of any kind, other than any such damages payable to a third Person.

“Material Adverse Effect” means any occurrence, condition, change, event or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to (a) the business, assets, financial condition or results of operations of Parent, Seller, the Company and the Subsidiaries (other than with respect to the Retained Assets and the Retained Liabilities) taken as a whole, or (b) the ability of the Company, Seller, Parent or any Affiliate (including any direct or indirect equity holder of Seller) to consummate the transactions contemplated hereby or by any Seller Ancillary Agreement or to perform their respective obligations hereunder or under any Seller Ancillary Agreement, but shall exclude any occurrence, condition, change, event or effect to the extent resulting or arising from: (i) any change in any Requirement of Law; (ii) any change in interest rates or general economic conditions in the industry in which the Company and the Subsidiaries operate or affecting the United States economy in general; (iii) any change that is generally applicable to the industry in which Parent, Seller, the Company and the Subsidiaries operate; (iv) any change in GAAP; (v) any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening after the date hereof of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (vi) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (vii) the taking of any action by Parent, Seller or the Company required to be taken pursuant to this Agreement (other than any action taken by Parent, Seller or the Company pursuant to Section 6.4(a)), or if Buyer fails to consent to the taking of any action that requires Buyer’s consent under this Agreement, the failure or omission by Parent, Seller or the Company to take such action; and (viii) any divestures of properties or assets of the Seller or the Company that are made as required pursuant to Section 6.3(e) in order for the parties hereto to satisfy the conditions to Closing set forth in the first sentence of each of Section 8.3 and Section 9.3; provided, however, that in the case of each of (i) through (v), inclusive, so long as such effect does not materially disproportionately affect Seller, the Company or any Subsidiary in comparison to other participants in the industry in which Seller, the Company and the Subsidiaries operate.

“Material Contract” means any outstanding Contract (whether in writing or not and whether or not entered into in the ordinary course of business consistent with past practice, unless otherwise noted below) to which the Company or any of the Subsidiaries is a party or is bound, or pursuant to which any assets or properties of the Company or any Subsidiary is subject or bound, that (a) obligates or commits the Company or any of the Subsidiaries to expend or otherwise pay an amount in excess of $100,000 (b) entitles the Company or any of the Subsidiaries to receive an amount in excess of $100,000, (c) obligates or commits the Company or any of the Subsidiaries to incur any Indebtedness, (d) restricts the Company’s or any Subsidiary’s line of business or limits or prevents its competition with any Person, (e) provides for sharing of profits, revenues or cash flows, with another Person, (f) subjects any of the Company’s or any Subsidiary’s properties to an Encumbrance (other than Permitted Encumbrances), (g) provides for the issue, award or purchase of any securities of the Company or any of the Subsidiaries (or securities or obligations that are convertible into or exchangeable or exercisable for securities of the Company or any of the Subsidiaries), (h) provides for loans, bonuses, pensions, deferred or incentive compensation, retirement or severance payments, profit-sharing, insurance or other benefit plans or programs for any current or former unitholder, stockholder, partner, officer, member, consultant, director or employee of the Company or any of the Subsidiaries or relates to any collective bargaining agreement or any other arrangement with any labor union or employee organization, (i) is an employment agreement, arrangement or understanding with any current or former unitholder, stockholder, partner, officer, member, consultant, director or employee of the Company or any of the Subsidiaries, (j) is a lease agreement pursuant to which the Company or any Subsidiary leases any real property required to be disclosed on Schedule 4.14, (k) relates to the purchase or sale of any material assets, Subsidiary, or business of the Company or any Subsidiary at any time during the past three (3)

years (other than purchases or sales of equipment or other personal property in the ordinary course of business, consistent with past practice), (l) grants or licenses to the Company or any of the Subsidiaries any rights in any material Intellectual Property (other than any agreements pursuant to which the Company licenses Software commercially available under “shrink-wrap” or “click-through” license agreements), (m) is an intercompany Contract (involving the Company or a Subsidiary, as one party, and the Company or another Subsidiary, as the other party);  (n) involves the Company or a Subsidiary, as one party, and an Affiliate, officer, director or employee of the Company or any Subsidiary (including any officers, directors, or employees of Seller, or any direct or indirect equity holder of Seller and such equity holder’s Affiliates, but not including the Company or any Subsidiary); (o) is with any Governmental Body (other than Governmental Permits); (p) grants power of attorney to any third Person; (q) relates to the licensing of films for theatrical exhibition where such Contract survives for a period other than such period related to the display of a particular film; or (r) obligates or commits the Company or any of the Subsidiaries to receive, expend or otherwise pay an amount in excess of $100,000 and that is not subject to termination, in the sole discretion of the Company or a Subsidiary, upon not more than 60 days notice.  Any reference to a dollar amount in this definition shall be calculated in the aggregate on an annual basis and shall include any interest, fees or expenses associated therewith.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) or 3(37) of ERISA.

“Non-Clearance Termination Fee” has the meaning specified in Section 11.3(b).

“Outside Date” has the meaning specified in Section 11.1(e).

“Owned Real Property” has the meaning specified in Section 4.13.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Patent Rights” means United States and foreign patents and patent applications, continuations, continuations-in-part, divisions or reissues.

“Payoff Letter” means a written statement from any holder of Indebtedness to be repaid at Closing, setting forth the amount of such Indebtedness due or accrued to such Person through the Closing and acknowledging that upon payment of the amount set forth in such letter at Closing, such Person will have received all amounts due to such Person from Seller, the Company and the Subsidiaries, and releasing any and all guarantees of such Indebtedness and Encumbrances on or against the properties or assets of Seller, the Company or any Subsidiary that exist under such Indebtedness, in each case in form and substance reasonably acceptable to Buyer and Seller.

“Permitted Acquisition Proposal” means any offer, proposal or indication of interest relating to or made in connection with any proposed issuance, sale, exchange, redemption, conversion or transfer of capital stock of Parent or Seller after the Closing for capital raising purposes or as part of any post-Closing recapitalization of Parent or Seller.

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable, for which Seller or the Company has appropriate reserves as required by GAAP, as shown on the Financial Statements, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) liens to secure Indebtedness that will be paid off at Closing pursuant to this Agreement, (iv) Encumbrances expressly identified as Encumbrances on the Schedules to this Agreement (as the same may be updated pursuant to the terms of this Agreement), (v) Encumbrances or imperfections on property which are set forth on or described in documents expressly referred to on Schedule 1.2, (vi) Encumbrances disclosed to Buyer in writing (including without limitation in any title policy, title commitment, land title survey, or update to any of the foregoing, delivered or made available to Buyer prior to the date hereof; provided that, for purposes of this clause (vi), no Encumbrances caused by Seller or its Affiliates after the date hereof shall be “Permitted Encumbrances”), (vii) any other Encumbrances or imperfections on property which, in the aggregate, are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance or imperfection and (viii) any Encumbrance caused directly and solely by Buyer or its agents.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Post-Closing Period” has the meaning specified in Section 7.1(a)(ii).

“Pre-Closing Period” has the meaning specified in Section 7.1(a)(ii).

“Pre-Closing Statement” has the meaning specified in Section 2.4(a).

“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.4(b)(i).

“Preliminary Closing Statement” has the meaning specified in Section 2.4(b)(ii).

“Proceeding” means any action, lawsuit, proceeding, investigation or other claim.

“Providence” means Providence Equity Partners IV, L.P. and Providence Equity Operating Partners IV, L.P.

“Providence’s Pro Rata Share” means 61.1% of any indemnification obligations of Parent or Seller pursuant to Article X.

“Purchase Price” has the meaning specified in Section 2.3(a)(i).

“Purchase Price Adjustments” has the meaning specified in Section 2.4.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Recorded Intellectual Property” means (a) registered patents and pending patent applications (including provisional applications); (b) registered trademarks, or service marks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered copyrights and applications for copyright registration; and (d) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the United States Patent and Trademark Office, the United States Register of Copyrights, Network Solutions, Inc. (or other authorized domain name registration entities) or the corresponding offices of other U.S. and foreign jurisdictions.

“Regulatory Material Adverse Effect” means any divestiture of theatres required to be made by Buyer pursuant to Section 6.3(e) that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, financial condition or results of operations of Seller, the Company and the Subsidiaries, taken as a whole.  For purposes of determining whether a Regulatory Material Adverse Effect has occurred, (i) no consideration shall be given to any divestiture of, or other effect on, any theatre that is a Retained Asset, (ii) Buyer shall treat the divestiture of any theatres owned by it or any of its Affiliates as if they were divestitures of theatres owned by Seller, the Company or any Subsidiary, and (iii) consideration will be given to any net proceeds (whether in the form of cash or other property) received by Buyer or its Affiliates or the Company in connection with any divestiture of theatres required to be made by Buyer pursuant to Section 6.3(e) (or, if this Agreement is terminated pursuant to Section 11.1(d) or Section 11.1(e) and any such required divestitures have not been made, the net proceeds Buyer could reasonably have expected to receive in connection with any such required divestitures). The effect of any such divestitures by Buyer shall be measured by the 2009 operating cash flow of the divested theatres against the consolidated 2009 operating cash flow of the Seller.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment.

“Releasees” has the meaning specified in Section 7.5.

“Remedial Action” means actions required by any Environmental Law to (i) clean up, remove, treat or in any other way address Hazardous Materials in the environment, (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials or (iii) investigate and determine if Remedial Action is required, and to design and implement such Remedial Action, including any necessary post-remedial investigation, monitoring, operation and maintenance and care.

“Retained Assets” has the meaning specified in the Recitals.

“Retained Liabilities” has the meaning specified in the Recitals.

“Retained Names” has the meaning specified in Section 7.6(a).

“Retained Seller Employees” has the meaning specified in Section 7.2(b).

“Retained Theatre Employee” means the employees of Seller who are principally employed to provide services to a Retained Theatre.

“Retained Theatres” means each of the theatres identified on Schedule I as a Retained Asset.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body, including principles of common law.

“Schedules” means the disclosure schedules delivered by Seller and the Company to Buyer, which form a part of this Agreement.

“Second Request” has the meaning specified in Section 6.3(f).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by any Seller or an Affiliate of any Seller under this Agreement or in connection herewith, including the Contribution Agreement, Escrow Agreement, Seller Non-Competition Agreement, Services Agreement, the Equity Holder Agreements, the Seller License Agreement, Buyer License Agreement and the Chicago Office Sublease Agreement.

“Seller Fundamental Representations” means those representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization; Conflicts) (but only to the extent such representations and warranties are made with respect to the organizational documents of the Company or any Subsidiary), 4.3 (Enforceability), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.6(e), (Indebtedness) and 4.24 (No Brokers).

“Seller Group Member” means (i) Seller and its Affiliates (other than the Company and the Subsidiaries after the Closing), (ii) the directors and officers, partners, members, stockholders, employees, agents or representatives of Seller and its Affiliates (other than the Company and the Subsidiaries after the Closing) and (iii) the respective successors and assigns of each of the foregoing.

“Seller Guarantor” means each of Providence Equity Partners IV, L.P., Providence Equity Operating Partners IV, L.P., Anthony Kerasotes, Dean Kerasotes, and Victoria Constan.

“Seller License Agreement” means the license agreement to be dated as of the Closing Date, by and between Buyer and Seller, pursuant to which Seller will, among other things, provide Buyer and its Affiliates with an irrevocable, fully-paid, non-exclusive and transferable license to use (i) the name “Five Buck Club” in perpetuity in each market where any theatre acquired by Buyer pursuant to this Agreement is located, as well as in any market where Buyer or its Affiliates currently, or at any time in the future, in accordance with the terms of the Buyer Non-Competition Agreement, owns or operates any theatre, and (ii) the Retained Names, for a period of 1 year following the Closing Date, on, and in connection with the management, operation, and advertisement of, any theatre contributed to the Company and acquired by Buyer on the Closing Date which bears or uses any Retained Name as of the date of this Agreement.

“Seller Non-Competition Agreement” has the meaning specified in the Recitals.

“Seller Retention Obligations” means (i) all costs, fees and expenses of the Company and any Subsidiary arising out of or related to any and all change of control, severance, retention or other transaction bonuses or payments that are paid or due and payable prior to or at the Closing, and (ii) all costs, fees and expenses of the Company and any Subsidiary arising out of or related to any and all change of control, severance, retention or other transaction bonuses or payments of the Company or any Subsidiary that are due and payable after the Closing, other than any cash severance amount payable to a Retained Seller Employee under the Buyer’s Severance Policy and payments or benefits payable to a Continuing Employee by Buyer or any of its Affiliates under any plan or agreement of Buyer or any of its Affiliates in which a Continuing Employee becomes a participant following the Closing.

“Seller Unit” has the meaning specified in Section 4.4(b).

“Seller Web Sites” has the meaning specified in Section 7.8.

“Seller’s Dependant FSA Plan” has the meaning specified in Section 7.2(g).

“Seller’s Health FSA Plan” has the meaning specified in Section 7.2(g).

“Seller’s Pro Rata Share” means 38.9% of any indemnification obligations of Parent or Seller pursuant to Article X.

“Services Agreement” has the meaning specified in Section 6.10.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form; provided, however, that Software does not include software that is available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Company or a Subsidiary.

“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Subsidiaries” means each of Kerasotes Colorado Cinema LLC, a Delaware limited liability company and Colorado Cinema Group LLC, a Delaware limited liability company.

“Swap” means the Swap Agreement between Deutsche Bank AG and Kerasotes Showplace Theatres, LLC dated September 4, 2008.

“Swap Termination Costs” means the aggregate of all amounts payable by Seller or its Affiliates (other than the Company and the Subsidiaries) in connection with the termination of the Swap, including all termination, breakage or other fees and expenses arising thereunder or with respect thereto.

“Target Deferred Revenue Amount” means, (i) $5,500,000, in the event that the Closing Date is on or prior to March 31, 2010, and (ii) $4,000,000, in the event that the Closing Date is after March 31, 2010.

“Tax” means (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, windfall profit, severance, production, stamp or environmental tax or (ii) any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any taxing authority of any Governmental Body.

“Tax Return” means any return, report or similar statement required to be filed (or that is voluntarily filed) with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third-Person Claim” has the meaning specified in Section 10.5(a).

“Trademarks” means all registered and unregistered United States federal, state and foreign trademarks, service marks and trade names, and pending applications to register the foregoing.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.

“Transaction Costs” means (a) all costs, fees and expenses of the Company, any Subsidiary, Seller, Parent or any Affiliate (including any direct or indirect equity holder) of any of the foregoing, in each case to the extent payable by the Company or any Subsidiary, including all legal, investment banking, and management and advisory fees, costs and expenses, in each case to the extent incurred in connection with or related to the transactions contemplated by this Agreement or any Seller Ancillary Agreement; (b) all Seller Retention Obligations; and (c) 50% of (i) any fees associated with filings made by the parties pursuant to the terms hereof under the HSR Act, (ii) any transfer Taxes payable as a result of the consummation of the transactions contemplated by this Agreement or the Contribution Agreement, and (iii) all costs, fees or other expenses incurred by any party hereto or their respective Affiliates to obtain replacement title insurance policies with respect to any Owned Real Property for which any existing title insurance policy terminates (or is otherwise not transferable to the Company) as a result of the Contribution (it being acknowledged and agreed that all such replacement title insurance policies shall be obtained from a reputable insurance provider and on terms and conditions reasonably equivalent to the policies currently held by Seller or any of its Affiliates with respect to each parcel of Owned Real Property).

“Unit” means the issued and outstanding membership unit of the Company.

“Updated Schedule” has the meaning specified in Section 6.2(b).

“Web Site Data” has the meaning specified in Section 7.8.

“Working Capital” means Current Assets minus Current Liabilities.

Section 1.2                                   Interpretation.  For purposes of this Agreement, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”, (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

CONTRIBUTION, PURCHASE AND SALE; PURCHASE PRICE

Section 2.1                                   Contribution.  Immediately prior to the Closing, Seller shall (a) contribute, transfer, convey, assign and deliver to the Company, on a going concern basis, all of Seller’s right, title and interest in, to and under all of the assets, rights and properties of Seller of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued or contingent, and wherever located, which are owned or held as of the date thereof by Seller, including the equity interests in the Subsidiaries but excluding the Unit and the Retained Assets (collectively, the “Contributed Assets”), and (b) transfer and assign, and cause the Company to assume and agree to pay, perform and fully discharge when due, all Liabilities of Seller other than the Retained Liabilities (collectively, the “Assumed Liabilities”) pursuant to the terms of the Contribution Agreement.

Section 2.2                                   Purchase and Sale of the Unit.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Unit, free and clear of all Encumbrances.

Section 2.3                                   Closing Date Payments; Purchase Price.  (a)  The amount payable by Buyer on the Closing Date for the Unit (the “Closing Date Payment Amount”) shall be equal to:

(i)                                     Two Hundred and Seventy Five Million dollars ($275,000,000) in cash (the “Purchase Price”);

(ii)                                  plus an amount equal to the estimated amount of Cash as of the Closing (as determined pursuant to Section 2.4(a)) (the “Estimated Closing Date Cash”);

(iii)                               as applicable, (A) plus the amount by which Estimated Closing Date Working Capital is greater than ($22,500,000), or (B) minus the amount by which Estimated Closing Date Working Capital is less than ($27,500,000);

(iv)                              minus, the amount, if any, by which the estimated amount of Deferred Revenue as of the Closing (“Estimated Deferred Revenue”) exceeds the Target Deferred Revenue Amount;

(v)                                 minus an amount equal to the estimated Transaction Costs (to the extent not paid prior to Closing or included in the calculation of Estimated Closing Date Working Capital) (the “Estimated Transaction Costs”);

(vi)                              minus the Escrow Fund; and

(vii)                           plus the Swap Termination Costs.

(b)                                 Buyer shall pay the Closing Date Payment Amount to Seller at Closing in accordance with Section 3.2.

Section 2.4                                   Purchase Price Adjustments.  The Purchase Price is to be adjusted pursuant to the procedures set forth in Section 2.3 and this Section 2.4 (the “Purchase Price Adjustments”):

(a)                                  Not more than three (3) days prior to the Closing Date, Seller shall deliver to Buyer a certificate (the “Pre-Closing Statement”) executed on behalf of Seller by its Chief Executive Officer and Chief Financial Officer, dated the date of its delivery, stating that there has been conducted under the supervision of such officers a review of all relevant information and data then available and setting forth the best estimate by Seller of (i) Working Capital (the “Estimated Closing Date Working Capital”), (ii) Estimated Closing Date Cash, (iii) Estimated Transaction Costs, and (iv) Estimated Deferred Revenue (in the case of clauses (i), (ii) and (iv), as of 11:59 p.m. Central Standard Time on the day immediately preceding the Closing Date, provided that all transactions contemplated by this Agreement occurring on the Closing Date but prior to Closing, including the payments made pursuant to Sections 3.2(b) and (c), shall be deemed to have occurred as of 11:58 p.m. Central Standard Time on the day immediately preceding the Closing Date), and any adjustment in the Purchase Price required pursuant to Sections 2.3(a)(ii), (iii), (iv), or (v) all in reasonable detail prepared in accordance with the Agreed Accounting Principles, as applicable.

(b)                                 As promptly as practicable (but not later than 30 days) following the Closing Date, Buyer shall:

(i)                                     prepare, in accordance with the Agreed Accounting Principles, a consolidated balance sheet of the Company as of 11:59 p.m. Central Standard Time on the day immediately preceding the Closing Date (the “Preliminary Closing Date Balance Sheet”); and

(ii)                                  deliver to Seller the Preliminary Closing Date Balance Sheet and a written statement setting forth in reasonable detail Buyer’s calculation of (A) Working Capital, (B) Cash, (C) Transaction Costs, and (D) Deferred Revenue, in the case of clauses (A), (B) and (D), as of 11:59 p.m. Central Standard Time on the day immediately preceding the Closing Date (provided that all transactions contemplated by this Agreement occurring on the Closing Date but prior to Closing, including the payments made pursuant to Sections 3.2(b) and (c), shall be deemed to have occurred as of 11:58 p.m. Central Standard Time on the day immediately preceding the Closing Date (the “Preliminary Closing Statement”).

(c)                                  Seller may, within 30 days after the date of receipt of the Preliminary Closing Date Balance Sheet and Preliminary Closing Statement, deliver to Buyer a written statement setting forth its objections thereto, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections.  In the event Seller does not so object within such 30 day period, the Preliminary Closing Date Balance Sheet, the Preliminary Closing Statement, and the calculations of Working Capital, Cash, Transaction Costs and Deferred Revenue set forth in the Preliminary Closing Statement shall be final and binding for purposes of this Agreement as the “Closing Date Balance Sheet,” the “Closing Statement,” “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Transaction Costs,” and “Closing Date Deferred Revenue” respectively.  In the event Seller so objects within such 30-day period, Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Closing Date Balance Sheet, the Preliminary Closing Statement and the calculations of Working Capital, Cash, Transaction Costs and Deferred Revenue set forth in the Preliminary Closing Statement and, in the event Seller and Buyer so resolve any such differences, the Preliminary Closing Date Balance Sheet and Preliminary Closing Statement, and the calculations of Working Capital, Cash, Transaction Costs and Deferred Revenue set forth in the Preliminary Closing Statement, shall be final and binding for purposes of this Agreement as the “Closing Date Balance Sheet,” the “Closing Statement,” “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Transaction Costs,” and “Closing Date Deferred Revenue” respectively, in each case as adjusted by the Agreed Adjustments.  In the event any objections raised by Seller are not resolved by Agreed Adjustments within 15 days after Seller advises Buyer of Seller’s objections, then Buyer and Seller shall submit the objections that are then unresolved to a national accounting firm acceptable to both Buyer and Seller, and such firm (the “Accounting Firm”) shall be directed by Buyer and Seller to resolve the unresolved objections (solely as to whether any disputed matter had been determined in a manner inconsistent with the Agreed Accounting Principles and whether there exist any mathematical errors) as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed matters.  The Preliminary Closing Date Balance Sheet and Preliminary Closing Statement, and the calculations of Working Capital, Cash, Transaction Costs and Deferred Revenue set forth in the Preliminary Closing Statement, shall be final and binding for purposes of this Agreement as the “Closing

Date Balance Sheet,” the “Closing Statement,” “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Transaction Costs,” and “Closing Date Deferred Revenue,” respectively, in each case after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm.

(d)                                 The parties hereto shall make available to Buyer, Seller and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request in order to prepare or review the Preliminary Closing Date Balance Sheet and Preliminary Closing Statement, respectively, or any matters submitted to the Accounting Firm.  The fees and expenses of the Accounting Firm shall be paid 50% by Buyer and 50% by Seller.

Section 2.5                                   Purchase Price Adjustments Payment.  The Purchase Price shall be subject to adjustment as follows:

(a)                                  Working Capital Adjustment:

(i)                                     If Closing Date Working Capital is greater than ($22,500,000), then:

A.           if the Purchase Price was adjusted downward at Closing pursuant to Section 2.3(a)(iii) (i.e., the Estimated Closing Date Working Capital was less than ($27,500,000)), the Purchase Price shall be increased on a dollar for dollar basis by an amount equal to the amount by which Closing Date Working Capital is greater than the sum of (1) the Estimated Closing Date Working Capital and (2) $5,000,000; for purposes of illustration, if Closing Date Working Capital is ($20,000,000), and the Estimated Closing Date Working Capital was ($35,000,000) resulting in a downward adjustment to the Purchase Price of $7,500,000, then the Purchase Price should be increased by $10,000,000 (($20,000,000) - ($30,000,000), which would negate the $7,500,000 reduction and apply the $2,500,000 increase);

B.             if the Purchase Price was adjusted upward at Closing pursuant to Section 2.3(a)(iii) (i.e., the Estimated Closing Date Working Capital was greater than ($22,500,000), the Purchase Price shall be increased or decreased on a dollar for dollar basis by an amount equal to the amount by which Closing Date Working Capital is greater or less than Estimated Closing Date Working Capital; for purposes of illustration, if Closing Date Working Capital is $(20,000,000) and Estimated Closing Date Working Capital was ($21,000,000), then the Purchase Price shall be adjusted upward by $1,000,000, and if Closing Date Working Capital is ($22,000,000), then the Purchase Price shall be adjusted downward by $1,000,000; and

C.             if the Purchase Price was not adjusted at Closing pursuant to Section 2.3(a)(iii), the Purchase Price shall be increased dollar for dollar by the amount by which Closing Date Working Capital exceeds ($22,500,000);

(ii)                                  if Closing Date Working Capital is less than ($27,500,000), then:

A.           if the Purchase Price was adjusted upward at Closing pursuant to Section 2.3(a)(iii) (i.e., the Estimated Closing Date Working Capital was greater than ($22,500,000), the Purchase Price shall be reduced on a dollar for dollar basis by an amount equal to the amount by which Closing Date Working Capital is less than the amount equal to (1) the Estimated Closing Date Working Capital minus (2) $5,000,000; for purposes of illustration, if Closing Date Working Capital is ($35,000,000), and the Estimated Closing Date Working Capital was ($15,000,000) resulting in an upward adjustment to the Purchase Price of $7,500,000, then the Purchase Price should be decreased by $15,000,000 (($35,000,000) - ($20,000,000), which would negate the $7,500,000 increase and apply the $7,500,000 reduction);

B.             if the Purchase Price was adjusted downward at Closing pursuant to Section 2.3(a)(iii) (i.e., the Estimated Closing Date Working Capital was less than ($27,500,000), the Purchase Price shall be increased or decreased on a dollar for dollar basis by an amount equal to the amount by which Closing Date Working Capital is greater or less than Estimated Closing Date Working Capital; for purposes of illustration, if Closing Date Working Capital is $(28,000,000) and Estimated Closing Date Working Capital was ($29,000,000), then the Purchase Price shall be adjusted upward by $1,000,000, and if Closing Date Working Capital is ($30,000,000), then the Purchase Price shall be adjusted downward by $1,000,000; and

C.             if the Purchase Price was not adjusted at Closing pursuant to Section 2.3(a)(iii), then the Purchase Price shall be decreased dollar for dollar by the amount by which Closing Date Working Capital is less than ($27,500,000); and

(iii)                               if Closing Date Working Capital is in the range of ($22,500,000) and ($27,500,000), then:

A.           if the Purchase Price was adjusted upward at Closing pursuant to Section 2.3(a)(iii), then the Purchase Price shall be reduced by the amount of such upward adjustment; and

B.             if the Purchase Price was adjusted downward at Closing pursuant to Section 2.3(a)(iii), then the Purchase Price shall be increased by the amount of such downward adjustment.

(b)                                 Cash Adjustment: (i) If Estimated Closing Date Cash exceeds Closing Date Cash, then the Purchase Price shall be decreased on a dollar-for-dollar basis by an amount equal to such deficit, and (ii) if Closing Date Cash exceeds Estimated Closing Date Cash, then the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such excess.

(c)                                  Transaction Cost Adjustment: (i) If Estimated Transaction Costs exceed Closing Date Transaction Costs, then the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such excess, and (ii) if Closing Date Transaction Costs exceed Estimated Transaction Costs, then the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to such deficit.

(d)                                 Deferred Revenue Adjustment: In the event that (i) Estimated Closing Date Deferred Revenue exceeds Closing Date Deferred Revenue, then the Purchase Price shall be increased by an amount equal to such excess, provided that in no event shall any adjustment pursuant to this Section 2.5(d) exceed the amount by which the Purchase Price was decreased pursuant to Section 2.3(a)(iv), and (ii) Closing Date Deferred Revenue exceeds Estimated Closing Date Deferred Revenue, then the Purchase Price shall be decreased by an amount equal to such excess.

(e)                                  If the aggregate amount by which the Purchase Price is required to be increased pursuant to Sections 2.5(a), (b), (c) and (d) is greater than the aggregate amount by which the Purchase Price is required to be decreased pursuant to Sections 2.5(a), (b), (c), and (d), Buyer shall pay to Seller by wire transfer of immediately available funds an amount equal to such excess, promptly, but in any case within five (5) Business Days following such determination.  If the aggregate amount by which the Purchase Price is required to be increased pursuant to Sections 2.5(a), (b), (c) and (d) is less than the aggregate amount by which the Purchase Price is required to be decreased pursuant to Sections 2.5(a), (b), (c), and (d) Seller shall pay to Buyer by wire transfer of immediately available funds an amount equal to such deficit, promptly, but in any case within five (5) Business Days following such determination; provided, however, that Buyer may, in its sole discretion, direct the Escrow Agent to pay such amount to Buyer out of the Escrow Fund in accordance with the terms of the Escrow Agreement.

Section 2.6                                   Allocation of Purchase Price. Within 30 days following completion of the Closing Date Balance Sheet, Buyer and Seller shall work together in good faith to prepare a schedule (the “Allocation Schedule”) allocating the Purchase Price (as adjusted pursuant to Section 2.4 and including any other consideration paid to Seller, including the Assumed Liabilities) among the assets of the Company.  Buyer and Seller each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyer and Seller each agrees to provide the other promptly with any other information required to complete Form 8594.

Section 2.7                                   Withholding. Buyer (and any other Person required to withhold any Tax with respect to any payment of Purchase Price or other payment made under this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or foreign Tax law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this

Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

CLOSING

Section 3.1                                   Closing Date.  The Closing shall be consummated on a date and at a time agreed upon by Buyer and Seller, but in no event later than the second Business Day after the conditions set forth in Articles VIII and IX have been satisfied or waived (to the extent permitted), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, or at such other time and place as shall be agreed upon by Buyer and Seller.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

Section 3.2                                   Payments on the Closing Date.  At the Closing, Buyer shall pay:

(a)                                  to Seller, an amount equal to the Closing Date Payment Amount by wire transfer of immediately available funds to the bank account(s) identified by Seller in writing on or before the Closing Date; provided, however, that Seller shall be entitled to direct Buyer to pay a portion of the Closing Date Payment Amount to any third Persons to satisfy the payment of the Adjustment Indebtedness and the Swap Termination Costs, in each case as set forth in any applicable Payoff Letters with respect to such Adjustment Indebtedness or Swap Termination Costs (provided that copies of such Payoff Letters shall be delivered to Buyer not less than 2 Business Days prior to Closing);

(b)                                 to such account or accounts as Seller shall specify, an amount sufficient to pay in full the aggregate Estimated Transaction Costs, to the extent not paid prior to Closing or included in the calculation of Estimated Closing Date Working Capital; and

(c)                                  to the Escrow Agent, the Escrow Fund by wire transfer of immediately available funds to the bank account(s) identified in the Escrow Agreement.

Section 3.3                                   Buyer’s Additional Closing Date Deliveries.  Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VIII, at the Closing, Buyer shall deliver to Seller all of the following:

(a)                                  a copy of Buyer’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(b)                                 a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(c)                                  a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) no amendments to the Certificate of Incorporation of Buyer since the date of the certificate specified in clause (a) above; (ii) the By-laws of Buyer in effect as of the Closing Date; and (iii) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement, each

Buyer Ancillary Agreement to which Buyer is a party and the transactions contemplated hereby and thereby;

(d)                                 the certificate contemplated by Section 9.1, duly executed by a duly authorized officer of Buyer and Guarantor; and

(e)                                  each other Buyer Ancillary Agreement to which Buyer is a party, duly executed by Buyer.

Section 3.4                                   Seller’s Closing Date Deliveries.  Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Seller shall deliver to Buyer all of the following:

(a)                                  a copy of the Certificate of Formation of the Company certified as of a recent date by the Secretary of State of the State of Delaware;

(b)                                 certificates of good standing of Seller and the Company issued as of a recent date by the Secretary of State of the State of Delaware;

(c)                                  a certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the Certificate of Formation of the Company since the date specified in clause (a); (ii) the Limited Liability Company Agreement of the Company in effect as of the Closing Date; and (iii) the resolutions of the Board of Managers of the Company authorizing the execution and performance of this Agreement, each Seller Ancillary Agreement to which the Company or any Subsidiary is a party and the transactions contemplated hereby and thereby;

(d)                                 a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the Certificate of Formation of Seller in effect as of the Closing Date; (ii) the Third Amended and Restated Limited Liability Company Agreement of Seller in effect as of the Closing Date; and (iii) the resolutions of the Board of Managers of Seller authorizing the execution and performance of this Agreement, each Seller Ancillary Agreement to which Seller is a party and the transactions contemplated hereby and thereby;

(e)                                  all consents, waivers or approvals required to be obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement or any Seller Ancillary Agreement and set forth on Schedule 3.4(e);

(f)                                    the certificate contemplated by Section 8.1, duly executed by a duly authorized officer of Parent, the Company or Seller, as applicable;

(g)                                 the written resignations of each manager of the Company’s and each Subsidiary’s Board of Managers;

(h)                                 [Intentionally omitted];

(i)                                     Payoff Letters with respect to all Indebtedness to be repaid at Closing as set forth on Schedule 3.4(i), including under the Swap and the Third Amended and Restated Credit Agreement, dated as of October 29, 2004, among the Company, Seller and the other parties appearing on the signature pages thereto;

(j)                                     each other Seller Ancillary Agreement to which the Company, Seller or any direct or indirect equity holder of Seller is a party, duly executed by Seller, the Company, and/or such other parties, as applicable;

(k)                                  a certificate representing the Unit, duly endorsed for transfer or with unit powers affixed thereto executed in blank in proper form for transfer;

(l)                                     a certificate, duly executed and acknowledged, in form and substance reasonably satisfactory to the Buyer, to the effect that Seller is not a foreign Person for purposes of Sections 897 and 1445 of the Code; and

(m)                               all books and records of Parent, Seller, the Company and each Subsidiary except as set forth on Schedule I hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth on the Schedules, Parent and Seller hereby jointly and severally represent and warrant to Buyer, as of the date hereof, as follows:

Section 4.1                           Organization and Good Standing.

(a)                                  Parent is a limited liability company duly organized, validly existing and in good standing in the State of Delaware, with full limited liability company power to own, lease and operate its assets and properties and carry on its business as presently owned or conducted or proposed to be conducted.

(b)                                 Seller is a limited liability company duly organized, validly existing and in good standing in the State of Delaware, with full limited liability company power to own, lease and operate its assets and properties and carry on its business as presently owned or conducted or proposed to be conducted.  Seller is licensed or qualified to transact business and is in good standing as a foreign limited liability company in each jurisdiction listed on Schedule 4.1(b).  Seller is not required to be so qualified and authorized to do business in any jurisdiction other than those listed on Schedule 4.1(b), except where the failure to so qualify would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(c)                                  The Company is a limited liability company duly organized, validly existing and in good standing in the State of Delaware, with full limited liability company power to own, lease and operate its assets and properties and carry on its business as presently owned or conducted or proposed to be conducted.  As of the Closing Date, the Company shall be licensed or qualified to transact business and shall be in good standing as a foreign limited liability company in each jurisdiction listed on Schedule 4.1(c).  As of the date hereof, the Company is not required to be so qualified and authorized to do business in any foreign jurisdiction, and as of the Closing, the Company will not be required to be so qualified and authorized to do business in any jurisdiction other than those listed on Schedule 4.1(c), except where the failure to so qualify would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(d)                                 Each Subsidiary is a limited liability company duly organized, validly existing and in good standing in the State of Delaware, with full limited liability company power to own, lease and operate its assets and properties and carry on its business as presently owned or conducted or proposed to be conducted.   Each Subsidiary is licensed or qualified to transact business and is in good standing as a foreign limited liability company in each jurisdiction listed on Schedule 4.1(d).  No Subsidiary is required to be so qualified and authorized to do business in any jurisdiction other than those listed on Schedule 4.1(d), except where the failure to so qualify would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(e)                                  Prior to the date hereof, Seller has delivered or made available to Buyer true and complete copies of the certificates of formation, limited liability company agreements (or similar organizational documents), minute books, and other organizational documents of each of Parent, Seller, the Company, and the Subsidiaries, and any and all equity holders or members agreements, voting agreements, registration rights agreements, and any similar agreements, in each case with respect to Parent, Seller, the Company or any Subsidiary, to which any of Parent, Seller, the Company, any Subsidiary, or any of their respective Affiliates or equity holders are party, in each case as amended through the date of this Agreement.

Section 4.2                                   Authorization; Conflicts.

(a)                                  The execution, delivery and performance by Parent of this Agreement and each Seller Ancillary Agreement to which it is a party (i) are within Parent’s limited liability company power and authority, (ii) have been duly authorized by all necessary limited liability company and equity holder actions and proceedings, (iii) do not and will not require the approval or consent of, or any filing with, any Governmental Body, except in connection, or in compliance, with the provisions of the HSR Act and such approvals, consents and filings set forth on Schedule 4.2(a), and (iv) do not and will not (A) conflict with, result in a violation of, or result in a breach of the terms, conditions or provisions of, (B) constitute a default under (whether with or without the passage of time, the giving of notice or both), (C) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the properties or assets of Seller, the Company or any Subsidiary (or the equity interests in the Company held by Seller or in Seller held by Parent) pursuant to, or (D) give any third party the right to modify, terminate or accelerate any obligation under (x) the Third Amended and Restated Limited Liability Company Agreement of Parent (or similar organizational documents), (y) any Requirements of Law to which Parent or its properties or assets is subject or bound, or (z) any Contract to which Parent or its properties or assets is subject or bound, except, in the case of clauses (y) and (z), for any such conflicts, defaults, creations, rights, violations or requirements that would not, individually or in the aggregate, adversely affect, or reasonably be expected to adversely affect, Seller, the Company and the Subsidiaries, taken as a whole, in any material respect.

(b)                                 The execution, delivery and performance by Seller and the Company of this Agreement and each Seller Ancillary Agreement to which each is a party (i) are within each party’s respective limited liability company power and authority, (ii) have been duly authorized by all necessary limited liability company and equity holder actions and proceedings, (iii) do not and will not require the approval or consent of, or any filing with, any Governmental Body, except in connection, or in compliance, with the provisions of the HSR Act and such approvals, consents and filings set forth on Schedule 4.2(b), and (iv) do not and will not (A) conflict with, result in a violation of, or result in a breach of the terms, conditions or provisions of, (B) constitute a default under (whether with or without the passage of time, the giving of notice or both), (C) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the properties or assets of Seller, the Company or any Subsidiary (or the equity interests in the Company held by Seller or in Seller held by Parent) pursuant to, or (D) give any third party the right to modify, terminate or accelerate any obligation under (x) the Limited Liability Company Agreement (or similar organizational documents) of Seller, the Company or any Subsidiary, (y) any Requirements of Law to which Seller, the Company or any Subsidiary, or any of their respective properties, assets or employees, is subject or bound, or (z) any Material Contract, except, in the case of clauses (x) and (y), for any such conflicts, defaults, creations, rights, violations or requirements that would not, individually or in the aggregate, adversely affect, or reasonably be expected to adversely affect, Seller, the Company and the Subsidiaries, taken as a whole, in any material respect.

Section 4.3                                   Enforceability.  The execution, delivery and performance by Parent, Seller and the Company of this Agreement and each Seller Ancillary Agreement to which each is a party will result in valid and binding obligations of Parent, Seller and the Company, respectively, enforceable against each in accordance with the respective terms and provisions hereof and thereof, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law relating to creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 4.4                                   Capitalization.

(a)                                  Parent is authorized to issue 75,000 Class A units, 175,000 Class B units and 10,417 Class C units, each of which has been issued and is outstanding as of the date hereof and is held and beneficially owned by the record holders thereof, free and clear of all Encumbrances.  Each holder of units of Parent, and the amount and class of units of Parent held by each holder, are set forth on Schedule 4.4(a).  Other than the Class A units, Class B units, and Class C units, there are no equity securities or other securities of Parent that have been issued or are outstanding.  Each of the Class A units, Class B units and Class C units has been duly authorized and validly issued, is fully paid and non-assessable and has been offered, issued, sold and delivered to the record holders thereof in compliance with all applicable Requirements of Law, including the Securities Act.

(b)                                 Seller is authorized to issue one membership unit (the “Seller Unit”), which has been issued and is outstanding as of the date hereof and is held of record and beneficially owned by Parent, free and clear of all Encumbrances.  Other than the Seller Unit, no equity securities or other securities of Seller have been issued or are outstanding.  The Seller Unit is owned of record and beneficially by Parent, free and clear of all Encumbrances, has been duly authorized and validly issued, is fully paid and non-assessable and has been offered, issued, sold and delivered to Parent in compliance with all applicable Requirements of Law, including the Securities Act.

(c)                                  The Company is authorized to issue one membership unit, which has been issued and is outstanding as of the date hereof and is held of record and beneficially owned by Seller, free and clear of all Encumbrances.  Other than the Unit, no equity securities or other securities of the Company have been issued or are outstanding.  The Unit is owned of record and beneficially by Seller, free and clear of all Encumbrances, has been duly authorized and validly issued, is fully paid and non-assessable and has been offered, issued, sold and delivered to Seller in compliance with all applicable Requirements of Law, including the Securities Act.

(d)                                 Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, calls, preemptive or other rights, subscriptions, instruments convertible into or exchangeable for, or other commitments, plans or understandings of any character assigned or granted by Parent, Seller, the Company or any Subsidiary or to which Parent, Seller, the Company or any Subsidiary is a party, relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of (i) the Class A units, Class B units, Class C units of Parent, (ii) the Seller Unit, (iii) the Unit, or (iv) any other securities of Parent, Seller, the Company or the Subsidiaries.  No bonds, debentures, notes or other indebtedness of Parent, Seller, the Company or the Subsidiaries entitling the holders thereof to vote on any matters on which the holders of voting equity of Parent, Seller, the Company or the Subsidiaries may vote are issued and outstanding.  There are no outstanding or authorized equity appreciation, phantom equity, profit participation or other similar rights with respect to capital units of, or other equity or voting interests in, Parent, Seller, the Company or any Subsidiary.

Section 4.5                                   Subsidiaries.  Other than the Company and the Subsidiaries, Seller does not have any direct or indirect subsidiaries and does not hold of record or beneficially own, directly or indirectly through any other Person, and has not agreed to purchase or otherwise acquire, the capital stock or other equity or voting interests of, or any interest convertible into or exchangeable for, such capital stock or such equity or voting interests of, any Person.  Schedule 4.5 sets forth for each Subsidiary the amount of its authorized and outstanding membership interests, and there are no other membership interests or other securities of any Subsidiary issued or outstanding.  As of the date hereof, all of the outstanding membership interests of each Subsidiary are owned of record and beneficially by Seller, free and clear of all Encumbrances, have been duly authorized and validly issued, are fully paid and non-assessable, and have been offered, issued, sold and delivered to Seller in compliance with all applicable Requirements of Law, including the Securities Act.  As of the Closing, all of the outstanding membership interests of each Subsidiary will be owned of record and beneficially by the Company, free and clear of all Encumbrances, will have been duly authorized and validly issued, will be fully paid and non-assessable, and will have been offered, issued, sold and delivered to the Company in compliance with all applicable Requirements of Law, including the Securities Act.  Parent does not have any direct or indirect subsidiaries other than Seller, the Company and the Subsidiaries and does not hold of record or beneficially own, directly or indirectly through any other Person, and has not agreed to purchase or otherwise acquire, the capital stock or other equity or voting interests of, or any interest convertible into or exchangeable for, such capital stock or such equity or voting interests of, any Person other than Seller, the Company and the Subsidiaries.

Section 4.6                                   Reports and Financial Statements; Undisclosed Liabilities.

(a)                                  Attached hereto as Schedule 4.6(a) are (i) the audited consolidated balance sheet of Seller as of December 31, 2008, December 31, 2007, and December 31, 2006 and the related audited consolidated statements of income, retained earnings and cash flows for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006 (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet (the “Interim Balance Sheet”) of Seller as of October 31, 2009 (the “Balance Sheet Date”) and the related consolidated statements of income, retained earnings and cash flows for the nine months ended October 31, 2009 (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”).

(b)                                 The Financial Statements (i) have been prepared from, and are consistent with, the books and records of Seller (which, to the extent transferred to Buyer hereunder, are true and correct in all material respects) and have been prepared in accordance with GAAP, applied on a basis consistent with prior periods except as otherwise stated therein and except, with respect to the Interim Financial Statements, for the absence of footnotes and normal year-end audit adjustments and (ii) present fairly, in all material respects, the consolidated financial position of Seller as of the dates indicated and the consolidated results of operations and cash flows of Seller for the respective periods covered thereby.

(c)                                  Neither Seller nor the Company has any material Liabilities except for (i) Liabilities that are required under GAAP to be reflected or reserved against in the Financial Statements, (ii) Liabilities set forth in the Financial Statements, (iii) Liabilities that have arisen in the ordinary and usual course of the Seller’s business consistent (in amount and kind) with past practices (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement claim or lawsuit or violation of any Requirements of Law) since the Balance Sheet Date, (iv) Liabilities under the Material Contracts set forth on Schedule 4.12(a), and (v) Liabilities set forth on Schedule 4.6(c).

(d)                                 Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions engaged in by Seller or any of the Subsidiaries are executed in material compliance with the general policies of Seller and the Subsidiaries and/or the general or specific authorizations of management of Seller and the Subsidiaries, (ii) access to assets of Seller and the Subsidiaries is permitted only in accordance with the general policies of Seller and the Subsidiaries and/or the general or specific authorizations of management of Seller and the Subsidiaries, and (iii) all intercompany transactions, charges and expenses among or between Seller, any of the Subsidiaries, Parent and/or their respective Affiliates are accurately reflected at fair arms’ length value on the books and records of Seller and the Subsidiaries.

(e)                                  All Indebtedness of Seller, the Company and the Subsidiaries is set forth on Schedule 4.6(e).

Section 4.7                                   Absence of Certain Developments.  Except for entering into this Agreement and the Seller Ancillary Agreements, from the Balance Sheet Date until the date of this Agreement, neither the Company, Seller nor any Subsidiary has, whether or not in the ordinary course of business consistent with past practice, done any of the following:

(a)                                  declared, set aside, paid to a reserve fund or made any dividend of cash or property or any other distribution in respect of the Seller’s, Company’s or any of the Subsidiaries’ securities;

(b)                                 purchased, redeemed or otherwise retired any securities of Seller, the Company or any of the Subsidiaries, directly or indirectly;

(c)                                  implemented a material increase in the base compensation, commission compensation or bonuses of Seller’s, the Company’s or any of the Subsidiaries’ directors, officers, members or employees, except for normal periodic increases in the ordinary course of business, consistent with past practice;

(d)                                 suffered any substantial damage, destruction or other casualty loss, or forfeiture of, any property or assets, whether or not covered by insurance, or waived any valuable right or cancelled any material Indebtedness;

(e)                                  except as set forth on Schedule 4.7(e), entered into, amended or terminated any Material Contract, or had any Contract of a type that would be classified as a “Material Contract” terminated by a third party;

(f)                                    made any change in accounting procedures, policies or practices, except as required by GAAP;

(g)                                 entered into any agreement or understanding to do any of the foregoing; or

(h)                                 taken any action of the type prohibited by Section 6.4.

Section 4.8                                   Title to Assets; Liens.  Except for assets disposed of in accordance with the terms of this Agreement, as of the date hereof, Seller or a Subsidiary has, and as of the Closing Date, the Company or a Subsidiary will have, good and marketable title to the following, in each case free and clear of all Encumbrances, except for Permitted Encumbrances: (i) all of the material assets reflected on the Closing Date Balance Sheet and (ii) each material item of equipment and other tangible personal property reflected on the Interim Financial Statements as owned by Seller or a Subsidiary.

Section 4.9                                   Transactions with Affiliates.  Except for those transactions or agreements set forth on Schedule 4.9 (“Affiliate Transactions”), (i) neither Parent, Seller, the Company nor any Subsidiary is indebted to any director, officer, member, unitholder, stockholder, employee or consultant of or to Parent, Seller, the Company or to any Affiliate of Parent, Seller or the Company except with respect to amounts due as normal salaries, wages or reimbursement of ordinary business expenses or routine employee advances for expenses, (ii) no director, officer, member, direct or indirect unitholder, stockholder, employee or consultant of or to Parent, Seller, the Company or any Subsidiary, nor any Affiliate of Parent, Seller or the Company, is now indebted to Parent, Seller or the Company or any Subsidiary, except for business expense advances incurred in the ordinary course of business consistent with past practices, (iii) neither Parent, Seller, the Company, any Subsidiary nor any of their respective Affiliates holds of record or beneficially owns, directly or indirectly, any securities of any Person with which Parent, Seller, the Company or a Subsidiary had a vendor, customer, service provider, consulting, creditor, supplier, representative or other business relationship, and (iv) neither Parent nor any of its Affiliates (other than Seller, the Company or any Subsidiary, but including its or their direct or indirect equity holders) (A) have, own, or lease, or have had, owned, or leased, any economic or other interest in any asset, tangible or intangible, that is used by or intended for use by Seller, the Company, any Subsidiary, or any of their respective employees in carrying out the business of Seller, the Company or any Subsidiary, or (B) provides any services to, or is party to any Contract or policies the benefits or burdens of which are for or borne by Seller, the Company, any Subsidiary, or any of their respective employees.

Section 4.10                            Insurance.  A list of all policies of title, liability, fire, worker’s compensation and other forms of insurance (including bonds) insuring Parent’s, Seller’s and the Subsidiaries’ properties, assets, operations and employees as of the date hereof is set forth on Schedule 4.10.  As of the date of this Agreement, all such policies are in full force and effect.  Neither Parent, Seller nor any Subsidiary is in material default with respect to its obligations under any such insurance policy.  Each such insurance policy (a) is legal, valid, binding and enforceable as to Seller or a Subsidiary, as applicable, and to the Company’s Knowledge, the other Persons that are parties thereto and (b) will be legal, valid, binding, enforceable as to the Company or a Subsidiary, as applicable, and to the Company’s Knowledge, the other Persons named as parties thereto, and in full force and effect on identical terms, immediately following the consummation of the transactions contemplated hereby and by any Seller Ancillary Agreement.  Schedule 4.10 attached hereto sets forth a list of all material claims, if any, made by Parent, Seller or any Subsidiary since January 1, 2007 against an insurer in respect of coverage under an insurance policy listed or required to be listed on Schedule 4.10.  There have been no denials of claims or reservation of rights letters with regard to such claims.  Except as set forth on Schedule 4.10 attached hereto, neither Parent, Seller nor any Subsidiary has and, since January 1, 2007 neither Parent, Seller not any Subsidiary has had (or been subject to), any self-insurance or co-insurance programs.

Section 4.11                            Tax Matters.

(a)                                  None of the Company or any Subsidiary has ever elected to be treated as an association taxable as a corporation for U.S. federal, state and local tax purposes, and each of the Company and the Subsidiaries has, at all times since its formation, been treated as an entity disregarded from its owner for U.S. federal, state and local income tax purposes.

(b)                                 The Company and each Subsidiary has filed all material Tax Returns and all related reports that are required by applicable law to be filed with any foreign, federal, provincial, state or local Governmental Body.  All material Taxes of the Company and any Subsidiary and any other Taxes with respect to the Retained Assets (the “Covered Taxes”)

(whether or not shown to be due on such Tax Returns) have been paid in full.  No material Tax Return filed by the Company or any Subsidiary has been audited during the past three (3) years and, to the Knowledge of the Company, no audit or review has been threatened in writing with respect to such Tax Returns.

(c)                                  None of the Company nor any Subsidiary has been notified in writing of any deficiencies or assessments in connection with any Tax Return of the Company or any Subsidiary, or relating to Covered Taxes and, to the Knowledge of the Company; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Company or the Subsidiaries, or relating to Covered Taxes.

(d)                                 None of the Company nor any Subsidiary has incurred any material Liability for Taxes from and after the Balance Sheet Date other than Taxes incurred in the ordinary course of business consistent with previous years and past practices.

(e)                                  The Company and each Subsidiary has complied in all material respects with all applicable laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees or payments to other third parties).

(f)                                    No claim has ever been made in writing by any Taxing authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction.

(g)                                 None of the Company nor any Subsidiary has earned income or gain that (i) has been accrued or accounted for financial accounting purposes, or that is reflected on the Financial Statements and (ii) has been deferred and will be recognized after the Closing Date for Tax purposes.

(h)                                 None of the Company nor any Subsidiary is a party to any Tax sharing indemnity or similar agreement allocating Tax Liability that will not be terminated on the Closing Date without any future Liability to the Company or Subsidiary, as applicable (including for past Taxes).

(i)                                     To the Knowledge of the Company, none of the assets of the Company or any Subsidiary are (i) tax-exempt use property under Section 168(h) of the Code; (ii) tax-exempt bond financed property under Section 168(g) of the Code; (iii) limited use property under Revenue Procedure 2001-28; or (iv) treated as owned by any Person under Section 168 of the Code.

(j)                                     Except as set forth on Schedule 4.11(j), the Company nor any Subsidiary has any Liability under any unclaimed property, escheat or similar Requirements of Law.

Section 4.12                            Material Contracts and Obligations.

(a)                                  Attached hereto as Schedule 4.12(a) is a true, complete and accurate list of all Material Contracts as of the date hereof.

(b)                                 All Material Contracts required to be disclosed pursuant to this Section 4.12 are valid, binding and in full force and effect as to Seller, the Company or a Subsidiary, as applicable, and to the Company’s Knowledge, the other Persons named as parties thereto.  Neither Seller, the Company nor any Subsidiary nor, to the Company’s Knowledge, any other party thereto, is in material breach or violation of, or material default under, nor is there any reasonable basis for a claim of such breach, violation or default by Seller, the Company or a Subsidiary or, to the Company’s Knowledge, any other party thereto, under the terms of any such Material Contract.  No event has occurred that constitutes or, with the lapse of time or the giving of notice or both, would constitute, a material breach, violation or default of a Material Contract by Seller, the Company, any Subsidiary or, to the Company’s Knowledge, any other party thereto.  Except as set forth on Schedule 4.12(b), neither Seller, the Company nor any Subsidiary has received, since December 31, 2008, any written notice of the intention of any Person to terminate any Material Contract.  Prior to the date hereof, Seller has made a true and complete copy of all Material Contracts available to Buyer, including all amendments thereto.

Section 4.13                            Real Property — Owned.  Schedule 4.13 sets forth a description of each tract, parcel or subdivided lot of real property owned by Seller, the Company or any of the Subsidiaries (together with all improvements thereon and fixtures therein and all other rights appurtenant thereto but excluding all owned real property, if any, included in the Retained Assets, the “Owned Real Property”).  As of the date hereof Seller or a Subsidiary has, and as of the Closing the Company or a Subsidiary will have, fee simple, and good, marketable and valid, title to the Owned Real Property identified on Schedule 4.13, free and clear of all Encumbrances (other than Permitted Encumbrances).  None of the Owned Real Property is subject to any lease or occupancy agreement, and, except as set forth on Schedule 4.13, none of such Owned Real Property currently is or has been subject to any material lease or occupancy agreement at any time during the past three (3) years.  All of Seller’s, the Company’s and the Subsidiaries’ facilities located on the Owned Real Property are supplied with utilities and other material public services reasonably necessary for the operation by Seller, the Company or such Subsidiary of such facilities, all of which services are adequate in all material respects in accordance with all applicable Requirements of Law.  All of the Owned Real Property that is currently vacant or on which there is a vacant or non-operating theatre is set forth on Schedule 4.13(b), along with a description of each such Owned Real Property including (i) the purpose for which the property has been used prior to the date hereof (by Parent, Seller, the Company, any Subsidiary or any of their respective Affiliates, or, if not used by any such party, by the Person from which the property was acquired), (ii) a description of all material structures on the property, and (iii) the material reasons why such Owned Real Property is not currently in use.

Section 4.14                            Real and Personal Property — Leased.  Set forth on Schedule 4.14 is a true and accurate description of all real and material personal property leased by Seller, the Company or any Subsidiary.  The leased real property set forth on Schedule 4.14, together with all improvements thereon and fixtures therein and other rights appurtenant thereto but excluding any leased real property included in the Retained Assets is referred to herein as the “Leased Real Property”.  Prior to the date hereof, Seller has made available to Buyer true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property and all material leased personal property.  With respect to such leases, the property described in each lease is presently used by Seller, the Company or the Subsidiary indicated on Schedule 4.14 as lessee under such lease, and such leases are in full force and effect and neither Seller, the

Company nor any Subsidiary has assigned or transferred any rights under any such lease (except for collateral assignments that will be released at Closing and except pursuant to the Contribution).    Neither Seller, the Company nor any Subsidiary is in material default under the terms of any such lease, nor, to the Company’s Knowledge, is the lessor in material default under any such lease, and no events have occurred that, with the giving of notice or the lapse of time, or both, would be a material default under any such lease by Seller, the Company or any Subsidiary, or to the Company’s Knowledge, by any such lessor.  With respect to the Leased Real Property: (i) neither Seller, the Company nor the applicable Subsidiary shares any space with or sublets any space to any other Person, (ii) Seller, the Company or the applicable Subsidiary enjoys peaceful and quiet possession, in all material respects, of such Leased Real Property; (iii) each real property lease listed on Schedule 4.14 is legal, valid, binding and enforceable on Seller, the Company or the applicable Subsidiary and, to the Knowledge of the Company, on the other party thereto in accordance with its terms (except in each case to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law relating to creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and is in full force and effect, (iv) all of Seller’s, the Company’s and the Subsidiaries’ facilities have received all material Governmental Permits required in connection with the operation thereof by Seller, the Company or such Subsidiary and have been operated and maintained by Seller, the Company or such Subsidiary, in all material respects, in accordance with applicable Requirements of Law; and (v) all of Seller, the Company’s and the Subsidiaries’ facilities located on the Leased Real Property are supplied with utilities and other services necessary for the operation by Seller, the Company or such Subsidiary of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Requirements of Law and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such Leased Real Property.  All of the Owned Real Property and Leased Real Property constitute all or substantially all of the real property used in connection with the operation of the business of Seller, the Company and the Subsidiaries as currently conducted (other than the Retained Assets).  Notwithstanding the foregoing, neither Parent nor Seller makes any representations or warranties under this Section 4.14 with respect to the Retained Assets and Retained Liabilities.

Section 4.15                            Intellectual Property.

(a)                                  All Recorded Intellectual Property owned by or licensed to Seller, the Company or any Subsidiary in connection with its respective business as presently conducted is set forth on Schedule 4.15(a) (collectively, the “Company Intellectual Property”).  The Company Intellectual Property is in force, in good standing and has been properly maintained and renewed, in all material respects, including, without limitation, the timely payment of all maintenance fees, in accordance with all applicable provisions of applicable Requirements of Law.

(b)                                 All material unregistered Trademarks owned by Seller, the Company or any Subsidiary are set forth on Schedule 4.15(b).

(c)                                  Seller, the Company or a Subsidiary owns or has a valid license interest in the Company Intellectual Property without any infringement upon or misappropriation of the Intellectual Property rights of any third Person.  No royalties or fees are payable by Seller, the

Company or any Subsidiary to any Person by reason of the use, ownership or license of any of the Company Intellectual Property or any other Intellectual Property.  Neither Seller, the Company nor any Subsidiary has entered into any licenses, sublicenses or agreements relating to the use by any other Person of any Company Intellectual Property or other Intellectual Property.

(d)                                 To the Knowledge of the Company, no other Person is infringing or misappropriating any Intellectual Property used, owned by or licensed to Seller, the Company or any Subsidiary.  No charge or claim is pending or, to the Knowledge of the Company, threatened, nor has any charge or claim been made since January 1, 2007 against Seller, the Company or any Subsidiary to the effect that, nor does the operation of the business of Seller, the Company or any Subsidiary or the sale of their products or services, infringe upon or misappropriate in any way any Intellectual Property owned or held by any other Person.

(e)                                  To the Knowledge of the Company, Seller’s, the Company’s and each Subsidiary’s respective business do not use or in any way make use of any Trade Secrets of any third Person that it does not have the right to use.

(f)                                    Seller and each Subsidiary has used commercially reasonable efforts to protect the confidentiality of all Trade Secrets held by Seller, the Company and the Subsidiaries.

Section 4.16                            Necessary Property; Condition of Property.  The properties and assets owned, leased by, or licensed to Seller, the Company and the Subsidiaries (a) constitute all of the properties and assets, real and personal, tangible and intangible, that are used or intended for use in the conduct of Seller’s, the Company’s and the Subsidiaries’ respective businesses in the manner and to the extent presently conducted, and (b) are in good operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put.  Notwithstanding the foregoing, neither Parent nor Seller makes any representations or warranties under this Section 4.16 with respect to the Retained Assets and Retained Liabilities.

Section 4.17                            Necessary Licenses and Permits.  Seller, the Company and each Subsidiary has all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body (collectively, “Governmental Permits”) that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct their respective businesses substantially as conducted immediately prior to the date of this Agreement.  A list of all Governmental Permits is set forth on Schedule 4.17.  None of the Governmental Permits limits in any material respect the operation of Seller’s, the Company’s or any Subsidiary’s business as presently conducted.  The Governmental Permits have been validly issued or assigned to Seller, the Company or a Subsidiary and are, and at all times during the past three (3) years have been, in good standing and in full force and effect.  The execution and delivery of this Agreement and each Seller Ancillary Agreement by Parent, Seller and the Company, and the consummation of the transactions contemplated hereby and thereby, shall not conflict with, result in a violation of, constitute a default under or result in the termination or revocation of any material Governmental Permit.

Section 4.18                            Compliance with Laws and Governmental Permits.  Seller, the Company and each Subsidiary is, and at all times during the past three (3) years has been, in compliance, in all material respects, with all Requirements of Laws and Governmental Permits, and is not now, and at all times during the past three (3) years has not been, in default under or in violation of, in any material respect, any Requirements of Law (including Requirements of Laws relating to the issuance or sale of securities, antitrust, zoning and building codes and ordinances, occupational safety and transportation), Governmental Permit or Court Order, in each case applicable to its business or any of its properties, assets or employees.  Neither Seller, the Company nor any Subsidiary has received any written, or, to the Knowledge of the Company, other notification alleging any violations of any of the foregoing since January 1, 2007 with respect to which adequate corrective action has not been taken.  Notwithstanding anything in this Section 4.18, the representations contained in Section 4.11 (Tax Matters), Section 4.19 (Environmental Compliance), Section 4.22 (Employee Benefit Plans) and Section 4.23 (Withholding; Labor Relations) are the exclusive representations and warranties of Parent and Seller with respect to compliance with Requirements of Law applicable to the subject matters of such Sections.

Section 4.19                            Environmental Compliance.

(a)                                  The operations of Seller, the Company and the Subsidiaries comply and have at all times since January 1, 2007 complied, in all material respects, with all applicable Environmental Laws and all Governmental Permits issued pursuant to Environmental Laws, and, to the Knowledge of the Company, neither Seller, the Company nor any Subsidiary has contracted for, authorized, allowed or suffered any operations or activities involving the handling, treatment, processing, storage, use, generation, release, discharge, emission, or disposal of any Hazardous Materials, except in compliance, in all material respects, with all applicable Environmental Laws.

(b)                                 To the Knowledge of the Company, any asbestos-containing material present within any Owned Real Property or Leased Real Property is not, and is not reasonably likely to become, friable and no underground storage tank is located at any Owned Real Property.

(c)                                  There is no, and during the past three (3) years there has not been any, action, lawsuit, proceeding, claim or, to the Company’s Knowledge, investigation pending, or to Company’s Knowledge, threatened, alleging any Environmental Matter on the part of Seller, the Company or any Subsidiary, including with respect to any Real Property.

(d)                                 Except as set forth on Schedule 4.19, there have been no Releases or threatened Releases of Hazardous Materials at any Owned Real Property, or to the Knowledge of the Company, at any Leased Real Property or any formerly owned or leased real property, that could require Remedial Action by, or otherwise result in any material Environmental Matter to, Seller, the Company or any Subsidiary.

(e)                                  Prior to the date hereof, Seller has made available to Buyer copies of the most recent environmental assessment reports (including so called Phase I or Phase II environmental assessment reports or asbestos surveys) in its possession (“Environmental Reports”) relating to any Owned Real Property or Leased Real Property.

(f)                                    The representations and warranties contained in this Section 4.19 and, to the extent related to any Governmental Permit required by any Environmental Law, Section 4.17, are the exclusive representations and warranties in this Agreement in respect of Seller’s, the Company’s and the Subsidiaries’ compliance with Environmental Laws.

Section 4.20                            Litigation.  There is no Proceeding pending or, to the Knowledge of the Company, threatened against Parent, Seller, the Company or any Subsidiary, or any of their respective assets or properties, at law or in equity, before any Governmental Body or arbitrator of any kind, or against any director, officer, member or, to the Knowledge of the Company, employee or direct or indirect equity holder of Parent, Seller, the Company or any Subsidiary, as the case may be, that relates to or affects Seller, the Company, any Subsidiary or the operation of their respective businesses as now conducted or the consummation of the transactions contemplated hereby or by any Seller Ancillary Agreement.  During the three (3) years immediately preceding the date of this Agreement, there has been no Proceeding against Parent, Seller, the Company or any Subsidiary, or any of their respective assets or properties, at law or in equity, before any Governmental Body or arbitrator of any kind, or against any director, officer, member or, to the Knowledge of the Company, employee or direct or indirect equity holder of Parent, Seller, the Company or any Subsidiary, as the case may be, that had or, if adversely determined would have been reasonably likely to have had, a Material Adverse Effect.

Section 4.21                            No Material Adverse Effect.  From December 31, 2008 until the date of this Agreement, there has not been a Material Adverse Effect.

Section 4.22                            Employee Benefit Plans.

(a)                                  Schedule 4.22(a) contains a true and complete list of each material Employee Benefit Plan.  With respect to each Employee Benefit Plan identified on Schedule 4.22(a), Seller has provided or  made available to Buyer a current copy (or to the extent no such copy exists, a description) thereof (including, without limitation, all amendments thereto) that is accurate and complete in all material respects and, to the extent applicable, the most recent summary plan description and summary of material modifications thereto, if any.

(b)                                 During the six-year period prior to the Closing Date, none of Seller, the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates has ever, and none of their former ERISA Affiliates has, while an ERISA Affiliate, maintained, sponsored, contributed to or been required to contribute to a Guaranteed Pension Plan or Multiemployer Plan or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(c)                                  Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to be exempt under Section 501(a) of the Code either (i) has obtained a currently effective favorable determination letter issued by the Internal Revenue Service as to its qualified status under the Code or (ii) such plan is a prototype plan or a volume submitter plan for which an opinion letter has been issued by the IRS and, to the Knowledge of the Company, no event or omission has occurred which would cause any such Employee Benefit Plan to lose its qualification under the applicable Code section.

Section 4.23                            Withholding; Labor Relations.  Seller has delivered or made available to Buyer prior to the date hereof a list containing the title, length of service, and annual salary or wage rates and bonuses paid during the prior twelve month period of all  employees of Seller.  Seller and the Company are, and each Subsidiary is, and at all times during the past three (3) years has been, in compliance, in all material respects, with all applicable Requirements of Law relating to its employees, including Requirements of Law relating to employment, employment practices, wages, hours, and occupational safety and health, and are not, and have not been during the past three (3) years, liable in any material respect for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  There are not, and have not been at any time during the past three (3) years, any collective bargaining agreements covering any of the employees of Seller, the Company or any Subsidiary.  No consent of any union (or any similar group or organization) is or was required in connection with the consummation of the transactions contemplated by this Agreement.  There are no pending, or, to the Knowledge of the Company, threatened (i) material employment discrimination or other employment charges, claims, or complaints against or involving Seller, the Company or any Subsidiary before any Governmental Body or arbitrator of any kind; (ii) unfair labor practice charges or complaints, disputes or grievances affecting Seller, the Company or any Subsidiary; (iii) union representation petitions respecting the employees of Seller, the Company or any Subsidiary; (iv) efforts being made to organize any of the employees of Seller, the Company or any Subsidiary; or (v) strikes, slow downs, work stoppages, or lockouts or threats thereof affecting Seller, the Company or any Subsidiary.

Section 4.24                            No Brokers.  Except with respect to the services of Peter J. Solomon Company, neither Parent, Seller, the Company nor any Person acting on the behalf of either has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or any Seller Ancillary Agreement.

Section 4.25                            Goodwill Passes; Prepaid Tickets.  As of the Closing Date, except as set forth on Schedule 4.25 or included in Closing Date Deferred Revenue, with respect to the Company or any Subsidiary, there does not exist any unexpired and outstanding (i) tickets, or entitlements to tickets, donated, given, issued, sold, or awarded (including in connection with any settlement or otherwise) to consumers entitling the holder thereof to admission without charge, (ii) coupons or rights in any media entitling consumers to purchase theater admission tickets at a discount from the regular public theater admission price, or (iii) motion picture theater admission tickets, gift cards, or gift certificates which have been purchased by or donated, given, issued or awarded (including in connection with any settlement or otherwise) to consumers and which entitle such ticketholders to admission without any further consideration or at a discount after the Closing Date.

Section 4.26                            Concession Inventory.

(a)                                  As of the date hereof, the concession inventories of Seller and each Subsidiary (i) are, in all material respects, accurately valued and properly reflected on the Financial Statements consistent with past practices, (ii) consist, in all material respects, of items of a quality, quantity and condition useable and saleable in the ordinary course of business consistent with past practices, (iii) were acquired and have been maintained at normal levels in the ordinary course of business consistent with past practice, and (iv) are not subject to any material write-down or write-off.

(b)                                 As of the Closing, the concession inventories of the Company and each Subsidiary (i) will be, in all material respects, accurately valued and properly reflected on the Financial Statements consistent with past practices, (ii) will consist, in all material respects, of items of a quality, quantity and condition useable and saleable in the ordinary course of business consistent with past practices, (iii) will have been acquired and maintained at normal levels in the ordinary course of business consistent with past practice, and (iv) will not be subject to any material write-down or write-off.

Section 4.27                            ADA Compliance.  There are, and for the past three (3) years there have been, no Proceedings of any kind pending, or to the Company’s Knowledge, threatened, alleging the Seller’s or the Company’s failure to comply with Titles I and III of the Americans With Disabilities Act of 1990, as amended from time to time, Public Law 101-336; 42 U.S.C. §§12101, et seq., or any similar Federal, state or local statute; rule, ordinance or regulation governing access for the disabled or handicapped, with respect to any Real Property.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

As an inducement to Seller and the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Guarantor hereby jointly and severally represent and warrant to Seller and the Company, as of the date hereof, as follows:

Section 5.1                                   Organization and Good Standing.  Each of Buyer and Guarantor is a corporation duly organized, validly existing and in good standing in the State of Delaware, with full corporate power to own, lease and operate its assets and properties and carry on its business as presently owned or conducted or proposed to be conducted.

Section 5.2                                   Authorization; Conflicts.  The execution, delivery and performance by each of Buyer and Guarantor of this Agreement and of each Buyer Ancillary Agreement to which Buyer and/or Guarantor is a party (i) are within Buyer’s of Guarantor’s (as the case may be) corporate power and authority, (ii) have been duly authorized by all necessary corporate and shareholder actions and proceedings and (iii) do not and will not conflict in any material respect with, or result in any material breach of, any provision of Buyer’s Certificate of Incorporation or By-Laws, any material agreement to which Buyer or Guarantor is a party or any Requirements of Law to which or by which Buyer or its assets is subject or bound.

Section 5.3                                   Enforceability.  The execution, delivery and performance by Buyer and Guarantor of this Agreement and of each Buyer Ancillary Agreement will result in valid and binding obligations of Buyer and Guarantor enforceable against such Buyer and Guarantor in accordance with the respective terms and provisions hereof and thereof, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law relating to creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 5.4                                   Litigation.  There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or Guarantor  or any of their assets or properties, at law or in equity, before any Governmental Body or arbitrator of any kind, or, to Buyer’s Knowledge, against any unitholder, stockholder, director, officer, member or employee of Buyer, that would, or would  reasonably be expected to, materially impair the ability of Buyer or Guarantor to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement or any Buyer Ancillary Agreement.

Section 5.5                                   Financial Capability.  Buyer has, and at all times prior to the Closing Date will have, sufficient immediately available U.S. funds to enable Buyer to pay the Closing Date Payment Amount at Closing in accordance with Section 3.2, to permit Buyer to perform in a timely manner all of its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, in accordance with the terms and subject to the conditions herein.

Section 5.6                                   Investment Intent.  Buyer is acquiring the Unit as an investment for its own account and not with a view to the distribution thereof.  Buyer acknowledges that the Unit has not been registered under the Securities Act and agrees not to sell, transfer, assign, pledge or hypothecate the Unit in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

Section 5.7                                   No Brokers.  Neither Buyer nor Guarantor or any other Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VI

ACTIONS PRIOR TO THE CLOSING DATE

Buyer, Seller and the Company covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 6.1                                   Access to Information.

(a)                                  The Company shall afford to the officers, employees and authorized representatives of Buyer (including agents, contractors, independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, at Buyer’s sole cost and expense, to the officers, employees, properties, books, and business, financial and other records of the Company and the Subsidiaries to the extent Buyer reasonably deems necessary or desirable, and shall furnish to Buyer or its authorized representatives such additional information concerning the Company and the Subsidiaries as Buyer or its authorized representatives shall reasonably request, including financial statements, pro forma financial information, financial data, audit reports and other information as may be required to prepare any filings under any applicable federal or state securities laws; provided, however, that: (i) neither the Company nor any Subsidiary shall be required to disclose to Buyer or any representative of

Buyer information the disclosure of which is precluded by any Requirement of Law and, (ii) any information provided to Buyer or any of its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement, dated as of July 17, 2009, between Buyer and Seller (the “Confidentiality Agreement”).  Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company and the Subsidiaries.  Buyer and Seller agree that Buyer’s right to enter onto and into any Real Property shall be governed by Section 6.1(b).

(b)                                 Without limiting Section 6.1(a), Buyer and its agents and contractors shall have the right, at Buyer’s sole cost and expense, to enter onto and into the Real Property at reasonable times and in a reasonable manner as agreed to with Seller prior to such entry for the purpose of making such tests and inspections as Buyer deems necessary in connection with this Agreement and as otherwise in accordance with this Agreement; provided, however, that (i) Seller may require, as a condition to any such entry, that any such Person is accompanied by a representative of Seller during such entry and (ii) no such Person shall conduct any test in connection with a Phase II environmental report or any other test that involves drilling, boring or similar intrusive or invasive action on, in or under the Real Property without Seller’s prior written consent, which may be granted or withheld in Seller’s sole and absolute discretion. Buyer agrees that such tests and inspections shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company and the Subsidiaries, and consistent with Seller’s obligations under any leases regarding any Leased Real Property.  Prior to any entry on any Real Property by Buyer, its agents or contractors pursuant to this Section 6.1(b), Buyer shall provide to Seller evidence, reasonably satisfactory to Seller, demonstrating that Buyer or its agents and contractors, as applicable, have and maintain comprehensive general liability insurance coverage covering any and all Liabilities with respect to or arising out of any work or investigations at the Real Property to be performed by or for Buyer or its agents or contractors as set forth in this Agreement, and thereafter Buyer shall maintain, or shall cause its agents and contractors to maintain, as applicable, such insurance in full force and effect.  The policy of insurance shall have limits of not less than $2,000,000 combined single limit per occurrence, shall be issued by a reputable insurance company qualified to do business in the states in which the Real Property is located and shall name Seller as an additional named insured.  After making such tests and inspections, Buyer, at Buyer’s sole cost and expense, shall restore, or cause to be restored, the Real Property to substantially the same condition as existed prior to such tests and inspections.  Further, Buyer shall deliver to Seller a true, correct and complete copy of any report of the results of any tests, inspections and/or analyses of the Real Property not later than two (2) Business Days after any termination of this Agreement; provided, however, that with respect to any such report not yet received by Buyer as of the date of such termination, Buyer shall deliver the same to Seller within two (2) Business Days after Buyer’s receipt thereof.

(c)                                  Without limiting Section 6.1(a) or Section 6.1(b), Buyer and its agents and contractors shall have the right, at Buyer’s sole cost and expense, and subject to the conditions described in Section 6.1(b), to enter onto and into the Owned Real Property at reasonable times and in a reasonable manner as agreed to with Seller in connection with (i) Buyer’s efforts to obtain a policy of title insurance for each parcel of Owned Real Property, in favor of Buyer or its designee in the amount of the fair market value of each parcel of Owned Real Property, (ii) having an ALTA/ACSM “As Built” Survey prepared with respect to each parcel of Owned Real

Property, and (iii) obtaining any other information or documents Buyer reasonably requests so that it may comply with the requirements of Buyer’s existing credit facility.

Section 6.2            Notification.  (a)  Seller, on the one hand, and Buyer, on the other hand, shall each promptly notify the other in writing upon the occurrence of any development that would or would reasonably be expected to result in a condition to Closing not being satisfied.

(b)           Seller may, at any time prior to the date that is two (2) Business Days prior to Closing, update or supplement those Schedules to the representations and warranties contained in Article IV of this Agreement (other than those Schedules to the representations and warranties in Section 4.21) (any such updated or supplemented Schedule, an “Updated Schedule”) to account for any material variances from the representations and warranties contained in Article IV that arise after the date hereof; provided, that the Schedules shall not be updated or supplemented (i) to correct errors or omissions that were known by the Company or Seller prior to the date of this Agreement, (ii) to account for developments or matters that relate to or arise out of events that occurred prior to the date of this Agreement or (iii) to account for developments or matters that arise from a violation of any covenant or agreement contained herein.

Section 6.3            Consents of Third Parties; Governmental Approvals.  (a)  The Company, Seller and Buyer will act diligently and reasonably in attempting to secure, before the Closing Date, each consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained from any party (other than a Governmental Body) to consummate the transactions contemplated by this Agreement or any Seller Ancillary Agreement, and Seller will, upon request of Buyer, use commercially reasonable efforts to seek estoppel letters in form and substance reasonably acceptable to Buyer from any lessors of Leased Real Property; provided, however, that neither the Company, Seller nor any of their respective Affiliates shall be required to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person in connection with the obligations described in this Section 6.3.

(b)           Buyer shall act diligently and reasonably, and Seller and the Company, upon the request of Buyer, shall use their respective commercially reasonable efforts to cooperate with Buyer, in attempting to secure any consents and approvals of any Governmental Body required to be obtained by Buyer in order to permit the consummation of the transactions contemplated by this Agreement or any Seller Ancillary Agreement.

(c)           As promptly as practicable after the date hereof (at a date to be agreed by the parties), each of the parties hereto shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby.  Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act.  Each of the parties hereto agrees to file any additional information requested by such agencies under the HSR Act and to make available to the other parties such information relative to its business, assets and property as such other parties may be required to file pursuant to the HSR Act or at the request of such agencies.  Each of the parties hereto will provide to the other parties copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 6.3(c); provided that such correspondence may be provided only to outside counsel of the parties if it contains or reveals confidential information of Buyer, Seller, the Company or their respective Affiliates.

(d)           The parties agree to promptly notify each other of any oral or written communication they receive from any Governmental Body relating to the matters that are subject of this Agreement, permit each other to review in advance any communication proposed to be made by such party to any Governmental Authority and provide each other with copies of all correspondence, filings or other communications between them or any of their representatives, on the one hand, and any Governmental Body of members of its staff, on the other hand; provided that such communications may be provided only to outside counsel of the parties to the extent that they contain or reveal confidential information of Buyer, Seller, the Company or their respective Affiliates.  The parties agree not to participate in any meeting, or engage in any substantive conversation, with any Governmental Body in respect of such filings, investigation or other inquiry unless they consult with the other party in advance and, to the extent permitted by such Governmental Body, give the other party the opportunity to attend and participate at such meeting or conversation.

(e)           Without limiting the generality of Buyer’s undertaking pursuant to Section 6.3(c), Buyer agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Body so as to enable the parties hereto to expeditiously consummate the transactions contemplated by this Agreement no later than the Outside Date (as such date may be extended pursuant to Section 11.1(e)) including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divesture or disposition of such of its (or, following the Closing, the Company’s or any Subsidiaries’) assets, properties or businesses as may be required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that Buyer shall not be required to take any actions that would or would be reasonably expected to result in a Regulatory Material Adverse Effect. In addition, Buyer shall defend through litigation any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Outside Date.  Seller and the Company will each use their commercially reasonable efforts to cooperate with Buyer in obtaining any such authorizations, consents, orders and approvals. Seller shall not, without the Buyer’s prior written consent in the Buyer’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their business or commercial practices in any way, or otherwise discuss, take or commit to take any action that limits the Buyer’s freedom of action with respect to, or the Buyer’s ability to retain any of the business, product lines or assets of, the Business or otherwise receive the full benefits of this Agreement.

(f)            In the event the parties receive a request for information and documentary materials (a “Second Request”) following the HSR Act filing, the parties will use their respective reasonable best efforts to respond to such Second Request as promptly as possible.

Section 6.4            Operations Prior to the Closing Date.  (a)  Except as set forth in Schedule 6.4 or as otherwise contemplated by this Agreement or consented to in writing by Buyer, each of the Seller and the Company shall (and shall cause each Subsidiary to) conduct its business in the ordinary course and shall use its commercially reasonable efforts to (i) preserve intact, in all material respects, the current business organization and ongoing operations of Seller, the Company and the Subsidiaries (including the relationships between Seller, the Company and the Subsidiaries and their respective directors, officers, executives, and managers, although neither shall be required to pay, or promise to pay, any consideration (other than compensation to which such individuals are currently entitled as directors or employees, subject to any changes in compensation in accordance with existing compensation policies, practices or procedures) as an inducement to continue their employment with Seller, the Company or any Subsidiary); (ii) maintain relations and goodwill with suppliers, customers, landlords, employees, creditors, and movie studios with whom Seller, the Company and the Subsidiaries have relationships; (iii) perform in all material respects its obligations under the Material Contracts; (iv) maintain the properties and assets of Seller, the Company and the Subsidiaries in good repair and condition (excluding normal wear and tear); (v) maintain the insurance policies of Seller, the Company and the Subsidiaries in a manner consistent with past practice; and (vi) pay all Taxes as such Taxes become due and payable consistent with past practice.

(b)           Except as set forth in Schedule 6.4 or as otherwise contemplated by this Agreement (including with respect to the Contribution) or consented to in writing by Buyer (which Buyer agrees shall not be unreasonably withheld or delayed with respect to the matters set forth in clauses (vi), (x), (xi), (xii), (xv) or (xviii) of this Section 6.4(b)), Buyer agrees shall not be unreasonably withheld or delayed), Seller and the Company shall not (and shall not permit any Subsidiary to): (i) issue, sell or deliver any equity interest or any securities convertible into, options with respect to, warrants to purchase or rights to subscribe for, any equity interest; (ii) effect any recapitalization, reclassification, unit or equity interest dividend, unit split or like change in its capitalization or otherwise make any change in its capital structure; (iii) amend its Certificate of Formation or Limited Liability Company Agreement (or equivalent organizational documents); (iv) merge with or into, consolidate with or acquire all or substantially all of the stock or assets of any other Person; (v) create, incur or assume any Indebtedness, other than (x) trade payables in the ordinary course of business consistent with past practice or (y) borrowings under Seller’s, the Company’s or any of the Subsidiaries’ existing credit facilities (to the extent such amounts are to be taken into account in the calculation of the Closing Date Payment Amount); (vi) make any material loans to any Person or advances to employees of Seller, the Company or any Subsidiary not, in the case of advances, in the ordinary course of business consistent with past practice; (vii) make any capital contributions to, or investments in, or acquire the securities of, any other Person; (viii) make any change in any accounting or auditing practice, other than those required by GAAP; (ix) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended Return, enter into any closing agreement, consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, surrender any right to claim a Tax refund or take or omit to take any other action, if any such change, adoption, filing, consent, surrender, action or omission would have the effect of materially increasing the Tax liability of Seller, the Company or any of the Subsidiaries; (x) enter into any Contract of the type that would be required to be disclosed on Schedule 4.12(a) if entered into prior to the date hereof; (xi) terminate, cause the termination of, amend, renew or extend any Material Contract, or waive or release any material rights or claims thereunder; (xii) pay, discharge, or satisfy any material claims or Liabilities, other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, Liabilities, or obligations when due and payable; (xiii) create any new subsidiary; (xiv) adopt a plan of complete or partial liquidation or dissolution; (xv) make any material change in the compensation of the directors, officers or salaried employees of Seller, the Company or any Subsidiary (other than employees who will not be Company Employees) and except for (A) salary increases to salaried employees (other than officers and directors) made in the ordinary course of business) and (B) the adoption of a retention bonus and/or severance benefit plan established by Seller for the benefit of employees of Seller, the Company or any Subsidiaries, solely to the extent that all bonuses, benefits, or other amounts payable thereunder are deemed to constitute Seller Retention Obligations and are otherwise for the sole account of Parent or Seller; (xvi) dispose of or acquire any assets outside the ordinary course of business consistent with past practice; (xvii) grant any material licenses under any material Company Intellectual Property other than in the ordinary course of business; (xviii) make any change in any accounting, auditing, billing or collection practice, except as required by GAAP or Requirements of Law; (xix) make any material change to its ordinary course cash management practices; (xx) mortgage, pledge, or subject to any Encumbrance any asset or property of Seller, the Company or any Subsidiary, whether tangible or intangible, except Permitted Encumbrances; or (xxi) agree to do any of the foregoing.

(c)           Notwithstanding anything to the contrary in this Section 6.4 (but otherwise subject to the terms of this Agreement, including, for the avoidance of doubt, Section 6.5), Sections 6.4(a) and 6.4(b) shall not in any way apply to the Retained Assets or Retained Liabilities; provided, that (i) title to the Retained Assets and Retained Liabilities shall remain with Seller or Parent, as applicable, and (ii) any actions taken by Parent or Seller with respect to the Retained Assets and Retained Liabilities shall not interfere with the consummation of the transactions contemplated by this Agreement or adversely effect the Company, any Subsidiary, or the businesses, theatres, properties, assets or liabilities thereof (other than de minimis adverse effects).

Section 6.5            Exclusivity.  Until such time, if any, as this Agreement is terminated pursuant to Article XI, each of Parent, Seller and the Company agrees that it shall not, and shall cause the Subsidiaries and the Affiliates, directors, officers, employees, direct and indirect equity holders and representatives of Parent, Seller, the Company and the Subsidiaries not to directly or indirectly solicit, initiate or knowingly encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any Acquisition Proposal other than a Permitted Acquisition Proposal.  Parent, the Company and Seller shall, and shall cause their Affiliates, direct and indirect equity holders, and representatives to, immediately cease any such discussions or negotiations related to any Acquisition Proposal currently in progress with any Person other than Buyer and shall cease providing any such Person information regarding Parent, Seller, the Company, or any Subsidiary.  As soon as reasonably practicable (and in any event within one Business Day) after receipt by Parent, Seller, the Company or any of the Subsidiaries (including through a notification by its representatives) of any Acquisition Proposal or any request for information or inquiry which it reasonably believes could lead to an Acquisition Proposal, Seller shall provide Buyer with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person making any such Acquisition Proposal, request or inquiry and a copy of such proposal, request or inquiry, if in writing (or, where such proposal, request or inquiry was not in writing, a description of the terms of such proposal, request or inquiry), and any written material submitted in connection with such proposal, request or inquiry.  Notwithstanding the foregoing, until the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Article XI, neither Parent, Seller nor the Company shall enter into, or cause the Subsidiaries to enter into, any definitive agreement with respect to a Permitted Acquisition Proposal without Buyer’s prior written consent, which shall not be unreasonably withheld to the extent that such transactions would not materially interfere with the consummation of the transactions contemplated by this Agreement or any Seller Ancillary Agreement.  Without limiting any of the terms, conditions, or rights provided for in this Agreement, Parent, Seller and the Company acknowledge and agree that Buyer shall have the right to seek specific performance of the provisions of this Section 6.5 pursuant to the terms and conditions of Section 11.3(d). Each of Parent, Seller and the Company acknowledge and agree that any violation of (A) the restrictions set forth in this Section 6.5 by any of their respective Affiliates, directors, officers, employees, direct or indirect equity holders or representatives, or the Subsidiaries, or (B) Section 1.1 or 2.1 (Exclusivity), as applicable, of any Equity Holder Agreement by any Affiliate of Parent, Seller, or the Company party thereto, whether or not such Person is purporting to act on behalf of Parent, Seller, the Company or otherwise, shall be deemed a breach of this Section 6.5.

Section 6.6            Termination of Affiliate Transactions.  Each of Parent, Seller and the Company shall take, and shall cause their respective Affiliates, including the Subsidiaries, to take, such action as may be necessary so that, as of the Closing Date, the Affiliate Transactions and the other rights or obligations between the Company or any Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company and any Subsidiary), on the other hand, identified on Schedule 6.6 shall be terminated and of no further or continued force or effect.

Section 6.7            Financial Information.  Seller shall provide Buyer (i) from the date hereof until the Closing, within 15 Business Days after the end of each month, with an unaudited consolidated balance sheet and related consolidated statements of income, changes in stockholder’s equity and cash flow of Seller as of and for the month then ended and (ii) as soon as reasonably practicable following December 31, 2009, with the audited consolidated balance sheet of Seller as of December 31, 2009, and the related audited consolidated statements of income, retained earnings and cash flows for the fiscal year ended December 31, 2009, prepared, in the case of both (i) and (ii) above, on the same basis as the Financial Statements.

Section 6.8            Trademark Registration.  As soon as practicable following the date hereof, Buyer shall prepare, and Parent and Seller shall use commercially reasonable efforts to file, or cause the Company and the Subsidiaries to file, as directed in writing by Buyer, a U.S. federal trademark registration for the “ShowPlace Theatres” common law trademark. Buyer shall pay all Expenses incurred in connection with preparing such filing and shall promptly pay or reimburse Seller, the Company and the Subsidiaries, as applicable, for any reasonably documented expenses incurred thereby in connection with filing such registration.  Seller shall use commercially reasonable efforts to assist Buyer in the preparation of such filing with respect to the details of such application. For the avoidance of doubt, any failure to file such registration with, or to obtain the approval of such registration from, any applicable Governmental Body, other than any such failure resulting from the failure of Seller, the Company, or any Subsidiary to use its commercially reasonable efforts in accordance with the terms of this Section 6.8, shall not be deemed a breach of this Section 6.8.

Section 6.9            Termination of National CineMedia Agreement.  Seller shall cause the Network Affiliate Agreement between Seller and National CineMedia LLC, dated August 8, 2007 (the “CineMedia Agreement”), to be transferred and assigned to the Company immediately prior to the Closing, and, immediately following such transfer and assignment, Seller and Buyer recognize that the CineMedia Agreement will terminate effective immediately at the Closing in accordance with the self-operative terms set forth in Section 9.2(d) of the CineMedia Agreement upon acquisition by a “Founding Member.”  Buyer and Guarantor shall be responsible (and shall reimburse Seller or its Affiliates, if necessary) for all Losses and Expenses arising in connection with the transfer, assignment or termination of the CineMedia Agreement pursuant to this Section 6.9.

Section 6.10         Services Agreement.  Prior to the Closing, Buyer and Seller shall enter into a services agreement (the “Services Agreement”) to be effective as of the Closing Date, by and between Buyer and Seller, upon terms reasonably agreeable to each party.  The parties acknowledge and agree that all services provided by Buyer to Seller under the Services Agreement shall be provided at Buyer’s cost plus 2%, payable by Seller in accordance with the terms of the Services Agreement.

Section 6.11         Landlord Consents.  Each of Parent, Seller and the Company hereby acknowledges and agrees that within five (5) Business Days following receipt of written notice from Buyer, it shall send to the landlords under each of the leases set forth on Schedule 6.11 written consents to the assignment of such leases to the Company in connection with the Contribution, and/or to the change in control of the Company upon the consummation of the transactions contemplated by this Agreement, as applicable.  Such consents shall be in form and substance satisfactory to Buyer.  Each of Parent, Seller and the Company shall use reasonable best efforts to obtain such consents under such leases as soon as possible following the date hereof; provided, however, that, for purposes of this Section 6.11, “reasonable best efforts” shall not include any obligation of any of Parent, Seller or the Company to commence or participate in any litigation or expend any amount of money other than de minimis amounts in connection with requesting such consents. Each of Parent, Seller and the Company shall coordinate with and obtain the prior consent and input from Buyer prior to contacting via mail, telephone or otherwise any such landlord in connection with its obligations under this Section 6.11.  In the event that any such landlord proposes to condition the execution by such landlord of any such consent upon any amendment, modification or waiver of any term under such underlying lease, or any other agreement regarding the operation of the business of the Company, any Subsidiary, Buyer, or its Affiliates, Parent, Seller or the Company, as applicable, shall promptly, and in any event within three (3) Business Days following receipt of such request, inform Buyer in writing of such request and shall not respond to any such request without first speaking with and obtaining the consent of Buyer as to how to respond to any such request.  In the event Parent, Seller, the Company or any Subsidiary receives any notification or information from any such landlord in connection with any such consent to assignment, Seller shall promptly, and in any event within three (3) Business Days following receipt thereof, provide written copies of such notifications or information (or written summaries of such notifications or information if provided orally) to Buyer.  In no event shall Seller execute, or cause the Company or any Subsidiary to execute, any such consent without the prior written consent of Buyer, which consent may be withheld, conditioned or delayed in Buyer’s sole discretion.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1            Tax Matters.

(a)           Liability for Taxes.

(i)            Parent and Seller shall be liable for and pay, and pursuant to Article X (and subject to the limitations thereof) agree to indemnify and hold harmless Buyer from and against, any Taxes imposed in respect of the Company for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that Parent and Seller shall not be liable for or pay, and shall not indemnify or hold harmless Buyer from and against, (A) any Taxes shown as a liability or reserve on the Closing Date Balance Sheet, to the extent that any such liability or reserve reduces Working Capital and (B) any Taxes imposed in respect of the Company or for which the Company may otherwise be liable as a result of transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing (Taxes described in this proviso, hereinafter “Excluded Taxes”). Buyer and Seller agree that, with respect to any transaction described in clause (B) of the preceding sentence, the Company and all persons related to the Company under Section 267(b) of the Code immediately after the Closing shall treat the transaction for all federal income Tax purposes, and (to the extent permitted) for other income Tax purposes, as occurring at the beginning of the day following the Closing Date.  Seller shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

(ii)           For purposes of Sections 7.1(a)(i), whenever it is necessary to determine the Liability for Taxes in respect of the Company for a Straddle Period, the determination of such Taxes for the portion of the Straddle Period (A) ending on and including (the “Pre-Closing Period”), and (B) the portion of the Straddle Period beginning after (the “Post-Closing Period”), in each case, the Closing Date, shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company or with respect to the Unit for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date, provided, however, that (i) Liability for Taxes in respect of real and personal property shall be apportioned to the Pre-Closing Period based on the number of days in such Pre-Closing Period divided by the number of days in the entire Straddle Period; and (ii) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

(iii)          If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax Liability for which Parent and Seller would otherwise be liable pursuant to Section 7.1(a)(i), and such change results in a decrease in the Tax Liability of the Company, Buyer or any Affiliate or successor thereof (including any Affiliate or successor thereof that holds any interests in the Company that is a limited liability company or partnership for tax purposes) for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, Parent and Seller shall not be liable pursuant to such Section 7.1(a)(i) with respect to such increase to the extent of such decrease.

(iv)          Notwithstanding anything herein to the contrary, each of Buyer and Seller shall pay, and shall indemnify the other party against, fifty percent (50%) of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock, unit or asset transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

(v)           Seller shall pay Buyer for the Taxes that Seller is liable pursuant to this Section 7.1(a) but which are payable with any Tax Return to be filed by Buyer or its Affiliates upon the written request of Buyer, setting forth in detail the computation of the amount owed by Seller or Buyer, but in no event earlier than 10 Business Days prior to the due date for paying such Taxes.

(b)           Contest Provisions.

(i)            Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments affecting or which might reasonably be expected to affect the Tax liabilities for which Parent and Seller may be liable pursuant to this Section 7.1.

(ii)           Buyer shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court Proceeding, whether or not relating to any Straddle Period or taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense.  Seller shall be entitled to participate at its expense in any Tax audit or administrative or court Proceeding relating (in whole or in part) to periods ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at Seller’s sole expense, may assume the entire control of such audit or Proceeding.  None of Buyer, any of its Affiliates or the Company may settle any Tax claim for any Taxes for which Parent and Seller may be liable pursuant to Section 7.1(a), without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

(c)            Assistance and Cooperation.  After the Closing Date, Seller and Buyer shall (and shall cause their respective Affiliates to):

(i)            assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii)           cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(iii)          make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

(iv)          provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a Liability under this Section 7.1, provided that a party’s failure to timely provide such notice in accordance with this Section 7.1(b)(iv) does not limit any indemnity provided for under this Agreement, except to the extent that the party entitled to receive such notice hereunder is actually prejudiced by such failure;

(v)           furnish the other with copies of all material correspondence received from any taxing authority in connection with any material Tax audit or information request with respect to any such taxable period;

(vi)          timely sign and deliver such certificates or forms as may be reasonably requested, and are necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.1(a)(v) (relating to sales, transfer and similar Taxes); and

(vii)         timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 7.1.

Section 7.2            Employee Matters.

(a)           Immediately prior to the Closing on the Closing Date, Seller shall transfer to the Company the employment of all employees of Seller, other than Anthony Kerasotes, Dean Kerasotes, the Retained Theatre Employees and the Retained Seller Employees (such transferred employees, the “Company Employees”).

(b)           Seller shall determine in its sole discretion and provide to Buyer, in accordance with this Section 7.2(b), a written schedule setting forth the names of designated executive-level Seller employees and exempt, non-executive administrative staff Seller employees, in each case whose employment shall not be transferred by Seller to the Company immediately prior to the Closing on the Closing Date (the “Retained Seller Employees”).  Seller shall provide to Buyer (i) a preliminary schedule of the Retained Seller Employees not later than 45 days after the date of this Agreement, (ii) an updated schedule of the Retained Seller Employees not later than 90 days after the date of this Agreement and (iii) any final modifications to such updated schedule as soon as practicable prior to the Closing, provided that such modifications made pursuant to this clause (iii) shall not increase the number of Retained Seller Employees by more than 10% or change the names of more than 15% of the Company Employees on the schedule provided pursuant to clause (ii). Seller shall identify on such finalized schedule not more than seven executive-level Retained Seller Employees and not more than five exempt, non-executive administrative staff Retained Seller Employees to receive a cash transaction bonus (each, an “Eligible Seller Employee”) in an amount equal to the cash severance benefit that would have been payable to such Eligible Seller Employee pursuant to Buyer’s severance policy set forth on Schedule 7.2(b) (“Buyer’s Severance Policy”) if such Eligible Seller Employee was a participant in the Buyer’s Severance Policy and was entitled to severance pay due to a termination of employment by Buyer as of the Closing, and for each such Eligible Seller Employee, a true and correct schedule of the number of years of service to be credited for each such Eligible Seller Employee for purposes of calculating the applicable transaction bonus for such Eligible Seller Employee.  Buyer shall pay to Seller on the Closing Date an amount equal to the aggregate transaction bonus amount for the Eligible Seller Employees determined under this Section 7.2(b) and Seller shall pay to each Eligible Seller Employee as soon as practicable after the Closing Date the applicable transaction bonus amount determined under this Section 7.2(b) for such Eligible Seller Employee.  For purposes of calculating the transaction bonus for each Eligible Seller Employee, such Eligible Seller Employee shall be given credit for all service with Seller, the Company and any Subsidiary (or all service credited by Seller, the Company or a Subsidiary) to the same extent as if rendered to Buyer.  Notwithstanding anything in this Section 7.2(b), but except as provided in any Seller Ancillary Agreement, Seller shall not be prohibited from hiring any Company Employee that is terminated by Buyer following the Closing.

(c)           For the six-month period following the Closing Date, Seller agrees to make available to Buyer the services of the Retained Seller Employees, to the extent they are then employed by Seller, to perform transition services to Buyer as Buyer and Seller shall reasonably agree from time to time, provided that such services do not materially interfere with the Retained Seller Employees’ obligations to Seller and its Affiliates.  In consideration for such transition services provided by a Retained Seller Employee, Buyer agrees to pay Seller an amount equal to the hourly rate of the Retained Seller Employee’s base salary paid by Seller, pro-rated for any quarter hour of such service, and shall reimburse Seller for reasonable out-of-pocket expenses incurred in connection with providing such transition services.  Seller shall submit monthly invoices in a form reasonably acceptable to Buyer for any such transition services performed pursuant to this Section 7.2(c).  The reasonably documented transition services fees and out-of-pocket reasonable expenses, if any, incurred for any particular month pursuant to this Section 7.2(c) shall be paid by Buyer no later than 30 days after the date on which Seller sends an invoice to Buyer.

(d)           Buyer agrees that each Company Employee who is employed by Buyer, the Company, any Subsidiary or any of their respective Affiliates on or after the Closing (a “Continuing Employee”) shall be provided, for a period commencing on the Closing Date and ending on the earlier of the termination of such Continuing Employee’s employment with such entities or the first anniversary of the Closing Date (the “Benefits Continuation Period”), with (i) base salary that is not less than the base salary paid by Seller or any Subsidiary immediately prior to the Closing Date and (ii) other compensation and benefits, including without limitation incentive compensation, vacation, sick leave and paid time off benefits, that are not less favorable to such employee than the compensation and benefits provided by Buyer to similarly situated employees of Buyer (provided that for purposes of determining the amount of incentive compensation under any Buyer plan, no Continuing Employee shall be given credit for periods of service on or prior to the Closing Date).  Buyer shall provide severance benefits to each

Continuing Employee whose employment is terminated by Buyer at or following the Closing pursuant to and in accordance with Buyer’s severance plans and policies that are applicable to similarly situated employees of Buyer, and for purposes of calculating severance benefits for each such Continuing Employee, such Continuing Employee shall be given credit for all service with Seller, the Company and any Subsidiary (or all service credited by Seller, the Company or a Subsidiary) to the same extent as if rendered to Buyer; provided, however, that no such service recognition shall result in any duplication of benefits.  For purposes of calculating the amount of the transaction bonuses payable to Eligible Seller Employees pursuant to Section 7.2(b) and for purposes of providing severance benefits to Continuing Employees pursuant to this Section 7.2(d), the Seller employees listed on Schedule 7.2(d) shall be deemed to be eligible for the level of severance benefits provided to “executives” within the meaning of such policy.

(e)                                  Buyer shall, or shall cause the Company and each Subsidiary to, credit to Continuing Employees and honor the amount of accrued but unused vacation and sick leave that such employees had accrued under Seller’s paid time off policy as of the Closing Date.

(f)                                    Buyer shall ensure that, for all purposes under any employee benefit plan maintained or assumed by Buyer or any of its Affiliates in which any Continuing Employee becomes a participant as of or after the Closing Date (other than for purposes of calculating benefits under a defined benefit pension plan or calculating benefits under an incentive compensation plan), such Continuing Employee shall be given credit for all service with Seller, the Company and any Subsidiary (or all service credited by Seller, the Company or a Subsidiary) to the same extent as if rendered to Buyer, provided, however, that no such service recognition shall result in any duplication of benefits.  Buyer shall, or shall cause the Company and each Subsidiary to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare or fringe benefit plan in which the Continuing Employees may be eligible to participate on or after the Closing Date, and (ii) provide each Continuing Employee with credit under any welfare plans of Buyer, the Company, any Subsidiary or any of their respective Affiliates in which such Continuing Employee becomes eligible to participate on or after the Closing Date for any co-payments and deductibles paid by such Continuing Employee for any out-of-pocket expenditures paid by such Continuing Employee during the plan year in which the Closing Date occurs under corresponding welfare plans maintained by Seller or any Subsidiary prior to the Closing Date as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Buyer, the Company, any Subsidiary or any of their respective Affiliates, as applicable, for the plan year in which the Closing Date occurs; provided, however, that in the case of any such plan that is not a self-insured plan, the foregoing treatment shall be subject to any required approval of the applicable insurance provider, which approval Buyer shall use all commercially reasonable efforts to obtain.

(g)                                 To the extent that any Continuing Employee participated in the health flexible spending account plan under the Kerasotes ShowPlace Theatres, LLC Flexible Spending Plan (“Seller’s Health FSA Plan”) during the calendar year that includes the Closing Date, effective as of the Closing Date, Seller shall transfer to the corresponding health flexible spending plan of Buyer the account balances and elections of the Continuing Employees for such Plan Year under the Seller’s Health FSA Plan, regardless of whether the balance is positive or negative, in accordance with the requirements of Revenue Ruling 2002-32.  To the extent that any Continuing Employee participated in Seller’s dependent care flexible spending account plan under the Kerasotes ShowPlace Theatres, LLC Flexible Spending Plan (“Seller’s Dependent Care FSA Plan”) during the calendar year that includes the Closing Date, effective as of the Closing Date, Seller shall transfer to the corresponding dependent care flexible spending plan of Buyer the account balances of the Continuing Employees for such calendar year under Seller’s Dependent Care FSA Plan.  As soon as reasonably practicable after the Closing Date, Seller shall cause all records relating to the Continuing Employees’ participation in the Seller’s Health FSA Plan and Seller’s Dependent Care FSA Plan to be transferred to Buyer.  For avoidance of doubt, Buyer and its Affiliates shall have no Liability under the Kerasotes ShowPlace Theatres, LLC Flexible Spending Plan for any calendar year prior to the year in which the Closing Date occurs and shall not assume or have any Liability under the Kerasotes ShowPlace Theatres, LLC Flexible Spending Plan following the Closing except as expressly set forth in this Section 7.2(g).

(h)                                 Seller shall pay to each Company Employee who is participating in an annual bonus plan of Seller immediately prior to Closing, a bonus with respect to the portion of the bonus determination period ending on the Closing Date.  For avoidance of doubt, Buyer and its Affiliates shall have no obligation to pay or provide, or have any Liability for, any bonus to any Company Employee with respect to any performance or bonus determination period ending on a date prior to the Closing Date.

(i)                                     Notwithstanding anything herein to the contrary, the parties to this Agreement do not intend for this Agreement to amend any Employee Benefit Plans or arrangements or create any rights or obligations except between the parties to this Agreement.  No Company Employee or other current or former employee of the Company or any Subsidiary, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.  For avoidance of doubt, except for any cash transaction bonus obligations paid to Seller with respect to any Eligible Seller Employee pursuant to Section 7.2(b), Buyer and its Affiliates shall have no obligation to pay or provide, or have any Liability for, any compensation or benefits to any Retained Seller Employee.

(j)                                     Nothing in this Agreement shall create any obligation on the part of Buyer, Company or any of the Subsidiaries to continue the employment of any Continuing Employee for any definite period following the Closing Date, and, except as set forth in this Section 7.2, nothing in this Agreement shall be construed to preclude Buyer, Company or any of its Subsidiaries from altering, amending, or terminating any employee benefit plan, or the participation of any of their respective employees in such plans, at any time.

Section 7.3                                   Contact with Employees, Suppliers and Others.  Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, employee, franchisee, supplier, customer, distributor or other material business relation of the Company or any Subsidiary prior to the Closing with respect to matters relating to the Company, Seller, this Agreement, or the transactions contemplated hereby without the prior written consent of Seller; provided, however, to the extent reasonably requested by Buyer prior to the Closing, Buyer may make inquiries of and have meetings and discussions with, those Persons having business relationships with Parent, Seller or the Subsidiaries (including those Persons set forth on Schedule 7.3), and Parent and

Seller shall use commercially reasonable efforts to facilitate, and shall cooperate with Buyer in connection with, such inquires, meetings and discussions.

Section 7.4                                   Confidentiality.

(a)                                  Buyer agrees and acknowledges that it remains bound by the Confidentiality Agreement from and after the date hereof until the Closing.  If this Agreement is terminated prior to Closing in accordance with the terms and conditions of Article XI, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

(b)                                 Each of Seller and Buyer acknowledges and agrees that it and its Affiliates possess and have had access to confidential information related to the business, properties, assets and liabilities of the Company and the Subsidiaries and their respective Affiliates.  For a period of five (5) years from the Closing Date, each of Seller and Buyer agrees to use the same degree of care, but no less than reasonable care, to protect confidential information related to the business, properties, assets and liabilities of the Company and the Subsidiaries as it uses, as of the date hereof, to protect its own confidential information and that of its Affiliates. Each of Seller and Buyer acknowledges and agrees that, during such 5-year period after the Closing, it shall not use or disclose such confidential information for any purpose or to any party without the prior written consent of the other party; provided, however, that (i) Seller shall be entitled to use any Retained Assets in connection with the operation of the Retained Theatres or any other theatres owned or operated by Seller in accordance with the Seller Non-Competition Agreement; and (ii) either party may disclose such confidential information to the extent such confidential information is required to be disclosed pursuant to a valid Court Order, in which case, such party shall promptly notify, to the extent possible, the other party, and take all commercially reasonable steps to assist such other party in contesting such Court Order or in protecting such other party’s rights prior to disclosure (and in any event, the disclosing party shall only disclose such confidential information to the extent required by such Court Order). Each of Parent and Seller acknowledges and agrees that any violation of (x) the restrictions set forth in this Section 7.4 by any of their respective Affiliates, directors, officers, employees, direct or indirect equity holders or representatives, or the Subsidiaries, or (y) Section 3.1 of any Equity Holder Agreement by any Affiliate or direct or indirect equity holder of Parent or Seller party thereto, whether or not such Person is purporting to act on behalf of Parent or Seller or otherwise, shall be deemed a breach of this Section 7.4.

(c)                                  Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that Buyer shall have sole ownership of, and the exclusive right, title and interest in and to, all customer lists, data, and other customer information of any kind, and in any format (whether stored physically, electronically or otherwise) related to all theatres owned by Seller; provided that Seller shall be entitled to retain a copy of any customer lists maintained by Seller, and Seller shall be entitled to use such customer lists in connection with the operation of the Retained Theatres and any other theatre owned or operated by Seller in accordance with the terms of the applicable Seller Non-Competition Agreement.  For the avoidance of doubt, except as set forth in Section 7.8, Buyer will not provide, and Seller shall not be entitled to retain or use, any other customer lists or customer data of any type following the Closing.

Section 7.5                                   Release.  As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each of Parent and Seller agrees not to sue, and fully releases and discharges Buyer, the Company, the Subsidiaries and each of their respective Affiliates, representatives, directors, officers, employees, successors and assigns (collectively, the “Releasees”), with respect to and from any and all claims, demands, rights, liens, Contracts, covenants, causes of action, obligations, debts, and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, which such party now owns or holds or has at any time owned or held against the Releasees with respect to the operations of the Company and the Subsidiaries and in Seller’s and Parent’s capacity as direct and indirect equity holders of the Company; provided, however, that nothing in this Section 7.5 will be deemed to constitute a release by either Parent or Seller of (i) any claim, demand or cause of action for which the facts and circumstances giving rise thereto first arise following the Closing, (ii) any right that Parent or Seller may have to enforce its rights under this Agreement or any Seller Ancillary Agreement or Buyer Ancillary Agreement or (iii) any claim, demand or cause of action in connection with or arising out of the transactions contemplated by this Agreement or any Seller Ancillary Agreement or Buyer Ancillary Agreement.  It is the intention of each of Parent and Seller that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified, except with respect to the foregoing exceptions.  In furtherance of this intention, each of Parent and Seller hereby expressly waives, effective as of the Closing, to extent permitted by Requirements of Law and subject to the exceptions set forth in this Section 7.5, any and all rights and benefits conferred upon such party by Requirements of Law, and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown claims, demands and causes of action, if any, and those relating to any other claims, demands and causes of action hereinabove specified.

Section 7.6                                   Change of Corporate Name; Removal of Names and Marks.

(a)                                  Subject to and except as permitted by the terms of the Seller License Agreement, following the Closing, Buyer shall not represent that it or its Affiliates (including the Company and the Subsidiaries) retain any connection with Parent or Seller (other than as set forth herein or in any Buyer Ancillary Agreement) and, within 9 months following the Closing, shall cause the Company and the Subsidiaries to remove the names “Kerasotes” and “Icon” and associated logos, including the “K” logo (collectively, the “Retained Names”) from their respective advertisements, signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, catalogues, publicity materials, and all other items and materials whatsoever, and Buyer agrees that the Retained Names, including all trademark rights and goodwill therein, are retained by Seller and not transferred to Buyer in the transactions contemplated by this Agreement.

(b)                                 Subject to and except as permitted by the terms of the Buyer License Agreement, following the Closing, neither Parent nor Seller shall represent that it or its Affiliates retain any connection with the Company or the Subsidiaries (other than as set forth herein or in any Buyer Ancillary Agreement) and, within 60 days following the Closing, shall ensure that it and its Affiliates have removed the phrase “ShowPlace Theatres” and all variations thereof and terms similar thereto, as well as any other name, brand, logo, and other marks associated with or used by any theatre or other property or asset of the Company or any Subsidiary to be transferred to Buyer (except for the Retained Names), from their respective advertisements, signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, catalogues, publicity materials, and all other items and materials whatsoever.

Section 7.7                                   Gift Cards and Passes.  Buyer and Seller each hereby acknowledge and agree that following the Closing neither party nor any of their respective Affiliates shall have any obligation to honor or accept any gift cards, gift certificates, discount tickets, coupons, complimentary admission passes or prepaid passes (collectively, “Gift Cards and Passes”) issued by the other party or its Affiliates.  To the extent that either Buyer or Seller does elect to honor any such Gift Cards and Passes issued by the other party or its Affiliates, it shall do so at its own cost and without any right to reimbursement from the other party.

Section 7.8                                   Web Site Data.  Buyer and Seller hereby acknowledge and agree that all information gathered by Parent, Seller, the Company and the Subsidiaries with respect to all web sites hosted or operated by or for Parent, Seller, the Company or any Subsidiary (the “Seller Web Sites”), including all customer information and other information relating to customer usage and traffic patterns relating to the Seller Web Sites (the “Web Site Data”) are Contributed Assets to which Buyer has all right, title and interest; provided that Seller shall have the right to access and use such Web Site Data in accordance with the terms of Section 7.4(b) and 7.9.

Section 7.9                                   Web Site Operation and Cooperation.  For a period of one year immediately following the Closing Date, Buyer and Seller each agree that they will cooperate to facilitate the administration, operation and maintenance of the Seller Web Sites included in Section 10 of Schedule 1 other than showplaceicon.com, showplaceicon.org, showplaceicon.biz, showplaceicon.org (the “Designated Web Sites”) in a mutually beneficial manner and to promote the successful implementation of the transactions contemplated by this Agreement, including by taking all steps reasonably necessary or desirable to modify the Designated Web Sites to direct web site user visits and inquiries regarding (a) theatres that are Contributed Assets to such web site as Buyer may designate and (b) the Retained Theatres to such web site as Seller may designate, as applicable.  During such one-year period, Buyer will provide to Seller, on a monthly basis, a copy of all customer data collected on the Designated Web Sites that relate to any of the Retained Theatres, and Seller shall have the right to use such data in accordance with the terms of Section 7.4(b).

Section 7.10                            Termination of Blue Light Holdings Lease.  Seller acknowledges and agrees that (i) Seller is party to that certain Lease Agreement between Seller and Blue Light Holdings, LLC (“Blue Light”), dated as of August 18, 2008 (the “Blue Light Lease”), pursuant to which Blue Light agrees to deliver to Seller, and Seller agrees to lease from Blue Light, the premises as described therein on the terms and conditions set forth therein, and (ii) the Blue Light Lease is subject to termination by Seller upon the failure by Blue Light to deliver to Seller such premises, subject to the terms and conditions of the Blue Light Lease, on or before February 28, 2010.  Seller shall, without the requirement of any further action or notice by Buyer, Guarantor, or any of their respective Affiliates, provide written notice to Buyer and Guarantor within two (2) Business Days following the date on which Seller’s right to terminate the Lease becomes effective in accordance with its terms and shall, at Buyer’s sole discretion and pursuant to the written instructions of Buyer, take all actions reasonably requested by Buyer to terminate the Blue Light Lease in accordance with its terms.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND GUARANTOR

The obligations of Buyer and Guarantor under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 8.1                                   No Breach of Covenants and Warranties.

(a)                                  There shall not have been any material breach by Parent, the Company or Seller in the performance of any of their respective covenants and agreements herein (other than the covenants and agreements in Section 6.11) that has not been remedied or cured. There shall not have been any breach by Parent, the Company or Seller in the performance of any of their respective covenants and agreements in Section 6.11 hereof that has not been remedied or cured.

(b)                                 Each of the representations and warranties of Parent and Seller contained in this Agreement (as modified by the Schedules but excluding any Updated Schedules delivered to Buyer pursuant to Section 6.2) shall have been true and correct as of the date hereof (except to the extent that such representations and warranties expressly relate to (i) the Closing or the Closing Date or (ii) an earlier date, in which case they shall have been true and correct as of such earlier date) and shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct as of such earlier date), except, in each case hereunder, where such failure to be true and correct (in each case hereunder, without giving effect to any limitation or qualification in such representation or warranty as to “materiality” including the word “material” or “Material Adverse Effect”, other than with respect to Section 4.21 and the definition of “Material Contract” for purposes of Section 4.12(a)), would not, and would not reasonably be expected to, have a Material Adverse Effect.

(c)                                  There shall have been delivered to Buyer one or more certificate as to the satisfaction of the conditions described in Sections 8.1(a) and 8.1(b), dated the Closing Date, signed by a duly authorized officer of Parent, the Company or Seller, as applicable.

Section 8.2                                   No Material Adverse Effect.  Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect and there shall have been delivered to Buyer a certificate as to the satisfaction of the condition described in this Section 8.2, dated the Closing Date and signed by a duly authorized officer of Seller.

Section 8.3                                   No Restraint.  The waiting period under the HSR Act, and any agreement with any Governmental Body not to consummate the transactions contemplated by this Agreement, shall have expired or been terminated.  No Court Order shall be in effect which restrains or prohibits any material transaction contemplated hereby or in any Seller Ancillary Agreement or Buyer Ancillary Agreement and no Requirement of Law shall have been adopted that makes consummation of the transactions contemplated hereby or in any Seller Ancillary Agreement or Buyer Ancillary Agreement illegal or otherwise prohibited.

Section 8.4                                   Governmental Approvals.  All approvals and actions of or by all Governmental Bodies required to be obtained prior to the Closing by applicable Requirements of Law and necessary to consummate the transactions contemplated hereby or by any Buyer Ancillary Agreement shall have been obtained.

Section 8.5                                   Contribution.  The Contribution shall have been consummated on terms and pursuant to definitive documentation reasonably satisfactory to Buyer.

Section 8.6                                   Termination of Agreements.  The agreements set forth on Schedule 8.6 shall have been terminated and Buyer shall have received reasonably satisfactory proof thereof.

Section 8.7                                   Other Deliverables.  Each of the items specified in Section 3.4 shall have been duly executed, as applicable, and delivered by Seller, the Company, and each other party thereto in form and substance reasonably acceptable to Buyer.

                                                Buyer and Guarantor may proceed with the Closing notwithstanding the failure of any one or more of the foregoing conditions without satisfaction, in whole or in part, thereof and without providing a written waiver.  If, at any time prior to the Closing, Seller or the Company delivers to Buyer and Guarantor a written notice specifying in reasonable detail the failure of any of the conditions described in this Article VIII or the breach by Seller or the Company of any of the representations, warranties or covenants of Seller or the Company contained herein and Buyer and Guarantor proceeds with the Closing nevertheless, Buyer and Guarantor shall be deemed to have waived, for all purposes, any rights or remedies it may have against Seller and the Company with respect to the failure or breach described in such notice.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE COMPANY

The obligations of Seller and the Company under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 9.1                                   No Misrepresentation or Breach of Covenants and Warranties.

(a)                                  There shall not have been any material breach by Buyer or Guarantor in the performance of any of its covenants and agreements herein that has not been remedied or cured.

(b)                                 Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date shall have been true and correct as of the date hereof (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct as of such earlier date) and shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct as of such earlier date), except, in each case hereunder,  where such failure to be true and correct (in each case hereunder, without giving effect to any limitation or qualification in such representation or warranty as to “materiality” (including the word “material”)), would not, and would not reasonably be expected to, have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or by any Seller Ancillary Agreement.

(c)                                  There shall have been delivered to Seller one or more certificate as to the satisfaction of the conditions described in Sections 9.1(a) and 9.1(b), dated the Closing Date, signed by a duly authorized officer of Buyer and Guarantor.

Section 9.2                                   No Restraint.  The waiting period under the HSR Act, and any agreement with any Governmental Body not to consummate the transactions contemplated by this Agreement, shall have expired or been terminated. No Court Order shall be in effect which restrains or prohibits any material transaction contemplated hereby or in any Seller Ancillary Agreement or Buyer Ancillary Agreement and no Requirement of Law shall have been adopted that makes consummation of the transactions contemplated hereby or in any Seller Ancillary Agreement or Buyer Ancillary Agreement illegal or otherwise prohibited.

Section 9.3                                   Governmental Approvals.  All approvals and actions of or by all Governmental Bodies required to be obtained prior to the Closing by applicable Requirements of Law and necessary to consummate the transactions contemplated hereby shall have been obtained.

Section 9.4                                   Other Deliverables.  Each of the items specified in Section 3.3 shall have been duly executed, as applicable, and delivered by Buyer and Guarantor and each other party thereto in form and substance reasonably acceptable to Seller.

Seller and the Company may proceed with the Closing notwithstanding the failure of any one or more of the foregoing conditions without satisfaction, in whole or in part, thereof and without providing a written waiver.  If, at any time prior to the Closing, Buyer or Guarantor deliver to Seller a written notice specifying in reasonable detail the failure of any of the conditions described in this Article IX or the breach by Buyer or Guarantor of any of the representations, warranties or covenants of Buyer or Guarantor contained herein and Seller and the Company proceed with the Closing nevertheless, Seller and the Company shall be deemed to have waived, for all purposes, any rights or remedies it may have against Buyer or Guarantor with respect to the failure or breach described in such notice.

ARTICLE X

INDEMNIFICATION

Section 10.1                            Indemnification by Parent and Seller.  (a)  From and after the Closing, Parent and Seller agree to jointly and severally indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i)            (A) any breach or failure by Parent or Seller to perform any of their respective covenants or obligations contained in this Agreement, (B) any breach or failure by the Company to perform any covenant or agreement of the Company contained in this Agreement that is required to be performed by it at or prior to the Closing, or (C) any breach or failure by Parent or Seller to perform any of their respective covenants or obligations contained in the applicable Seller Non-Competition Agreement;

(ii)           any inaccuracy or breach of any representation or warranty of Parent or Seller contained in Article IV of this Agreement, without regard, other than with respect to Section 4.21 and to the definition of “Material Contract” for purposes of Section 4.12(a), to any “materiality,” “Material Adverse Effect,” or other similar qualifiers contained in any such representation or warranty, (as modified by the Schedules including, subject to the terms and conditions of Section 6.2, any Updated Schedules delivered to Buyer pursuant to Section 6.2) or in the certificate(s) delivered by or on behalf of Parent, Seller and the Company pursuant to Section 8.1(c);

(iii)          any Taxes that Seller has agreed to pay pursuant to Section 7.1(a); and

(iv)          the Retained Liabilities.

provided, however, that, other than with respect to Seller Fundamental Representations and the representations and warranties in Section 4.11 (Tax Matters), inaccuracies or breaches of which shall be subject to indemnification without limitation, Seller and Parent shall be required to indemnify and hold harmless Buyer Group Members under clause (ii) of this Section 10.1(a) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent that:

(x)           the amount of such Losses and Expenses suffered by Buyer Group Members related to each individual claim exceeds $15,000 (it being understood that such amount shall be a deductible for which Seller and Parent shall bear no indemnification responsibility);

(y)           the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds the Indemnity Threshold (it being understood that such amount shall be a deductible for which Seller and Parent shall bear no indemnification responsibility); and

(z)           the aggregate amount required to be paid by Seller and Parent pursuant to Section 10.1(a)(ii) shall not exceed the Cap.

(b)           The indemnification provided for in Section 10.1(a) shall terminate upon the expiration of the applicable survival period set forth in Section 12.1 hereof (and no claims shall be made by any Buyer Group Member under Section 10.1(a) thereafter), except that the indemnification by Seller shall continue as to any Losses or Expenses with respect to which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1(b), as to which the obligation of Seller shall continue solely with respect to the specific matters described in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article X and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article X.

Section 10.2                            Indemnification by Buyer and Guarantor.  (a) From and after the Closing, Buyer and Guarantor agree to jointly and severally indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i)            (A) any breach or failure by Buyer or Guarantor to perform any of their respective covenants or obligations contained in this Agreement or (B) any breach or failure by Buyer or Guarantor to perform any of their respective covenants or obligations contained in the Buyer Non-Competition Agreement;

(ii)           any inaccuracy or breach of any representation or warranty of Buyer or Guarantor contained in Article V of this Agreement or the certificate delivered by or on behalf of Buyer pursuant to Section 9.1(c); and

(iii)          inspections or other activities for or by Buyer or its agents or contractors at or on any Real Property (including as described in Sections 6.1(a), (b) and (c)), or any acts or omissions of Buyer or its agents or contractors with respect to any Real Property, including any actual physical damage to any Real Property or injury to Persons thereon; provided, however, that in no event shall the terms of this Section 10.2(a)(iii) in any way be deemed to modify the ability of a Buyer Group Member to bring a claim for indemnification under Section 10.1(a) or to recover Losses from Seller with respect thereto.

(b)           The indemnification provided for in Section 10.2(a) shall terminate upon the expiration of the applicable survival period set forth in Section 12.1 hereof (and no claims shall be made by any Seller Group Member under Section 10.2(a) thereafter), except that the indemnification by Buyer shall continue as to any Losses or Expenses with respect to which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters described in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article X and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article X.

Section 10.3                            Notice of Claims.  Any party hereto seeking indemnification hereunder (the “Indemnified Party”) shall promptly give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount, or the method of computation of the amount, of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

Section 10.4                            Resolution of Indemnifiable Claims.  After the giving of any Claim Notice pursuant to Section 10.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree in writing.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 10.5                            Third Person Claims.  (a)  Any Indemnified Party seeking indemnification in respect of, arising out of or involving a claim or demand made by a third Person against the Indemnified Party (a “Third Person Claim”) shall notify the Indemnitor in writing, and in reasonable detail, of such Third Person Claim within 10 days after the Indemnified Party’s receipt of written notice thereof.  Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Person Claim.  Any Claim Notice involving a Third Person Claim shall refer to the provision of this Agreement upon which the claim described in such Claim Notice is based and describe in reasonable detail the facts giving rise to an alleged basis for such claim and the amount, if known, of the Liability asserted against the Indemnitor by reason of such claim.  The failure to give notice in accordance with this Section 10.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b)                                 The Indemnitor shall, subject to the limitations set forth in this Section 10.5(b), have the sole and absolute right, after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control and defend against, negotiate or otherwise deal with any Proceeding which relates to any Third Person Claim; provided, however, that if the Indemnitor elects to control the Proceeding, such counsel shall be reasonably acceptable to the Indemnified Party and the Indemnified Party may participate in any such Proceeding with counsel of its choice and at its own expense (other than in the case of fees and expenses that are incurred prior to the date the Indemnitor effectively assumes control of such defense), and provided further, that if in the reasonable opinion of the Indemnified Party’s counsel, a conflict of interest exists or may arise in the event the Indemnitor elects to control or defend any Third Person Claim, the Indemnified Party may, at its sole election, solely control and defend against, negotiate or otherwise deal with any such claim and such fees and expenses will be born by the Indemnitor to the extent such fees and expenses were incurred in connection with defending against those elements of the Proceeding with respect to which such conflict exists.  Additionally, to the extent that (i) the Indemnitor elects not to defend such Third Person Claim, or (ii) the claim for indemnification relates to or arises in connection with any criminal Proceeding, the Indemnified Party may defend against, deal with and otherwise control such Third Person Claim using counsel of its choosing, at the expense of the Indemnitor; provided, however, that the Indemnitor shall be obligated pursuant to this Section 10.5(b) to pay for only one firm of counsel (and one local or special counsel in each applicable jurisdiction or to the extent reasonably engaged by the Indemnified Party) for all Indemnified Parties.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Person Claim; provided, however, that neither the Indemnitor nor the Indemnified Party may settle or compromise any such Third Person Claim without the written consent of the Indemnified Party or the Indemnitor, as applicable, which consent shall not be unreasonably withheld, or delayed; provided, further, that the Indemnitor may settle or compromise any Third Party Claim without the consent of the Indemnified Party if (A) the Indemnitor pays or agrees to pay or cause to be paid all amounts arising out of such settlement or compromise, (B) such settlement or compromise would not encumber any of the material assets of any Indemnified Party or impose any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, (C) the Indemnitor obtains, as a condition of such settlement or compromise, a complete release of any Indemnified Party that could reasonably be affected by such Third-Party Claim, and (D) such settlement or compromise does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates.

(c)                                  To the extent of any inconsistency between this Section 10.5 and Section 7.1(b) (relating to Tax contests), the provisions of Section 7.1(b) shall control with respect to Tax contests.

Section 10.6                            Determination of Indemnification Amounts.  (a)  The amount of any and all Losses and Expenses under this Article X shall be determined net of (i) any Tax benefits actually realized by the Indemnified Party arising from the deductibility of any such Losses and Expenses or otherwise and (ii) any amounts actually recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses and Expenses.  Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses and Expenses.

(b)                                 Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

(c)                                  If an Indemnified Party recovers from any third Person an amount in respect of a matter for which such Indemnified Party has been indemnified pursuant to this Article X, such Indemnified Party shall promptly remit to the appropriate Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses actually incurred by the Indemnified Party in procuring such recovery, including insurance premiums paid and insurance deductibles applied), but not in excess of the sum of (i) any amount paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(d)                                 Each of the parties agrees to take all commercially reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could or could reasonably be expected to give rise to any Losses and Expenses for which they may be entitled to indemnification hereunder; provided, however, that no party hereto or their respective Affiliates shall be required to make any material monetary expenditure, commence or participate in any Proceeding, offer or grant any material accommodation to any Person, or take, or refrain from taking, any action that would or would reasonably be expected to adversely affect the business, operations, results or condition (financial or otherwise) of such party or its Affiliates in any material respect in connection with such mitigation.

(e)                                  Neither Parent nor Seller shall be obligated to indemnify any Buyer Group Member with respect to any matter to the extent that such matter was included in the calculation of Closing Date Working Capital.

(f)                                    Notwithstanding anything to the contrary set forth in this Agreement, if any Indemnified Party seeks recovery pursuant to this Article X for Losses constituting a loss of profits or loss of use or revenue, such Indemnified party shall, prior to recovering against any Indemnitor, be required to use commercially reasonable efforts to seek recovery from all policies of insurance, including business disruption or similar policies, that are then-maintained by such Indemnified Party or its Affiliates (in the case of Affiliate insurance policies, only to the extent such policies are applicable to Losses suffered by such Indemnified Party), and pursuant to all rights of indemnification against third party landlords that such Indemnified Party or its Affiliates, as applicable, may have under applicable lease agreements with respect to such Losses; provided, however, that (i) in no event shall the terms of this Section 10.6(f) be deemed to require any Person to obtain any new or maintain any existing insurance policies, (ii) any Losses or Expenses incurred by such Indemnified Party in connection with its efforts to seek recovery against such third parties shall be Losses subject to indemnification pursuant to this Article X, and (iii) any amounts not covered by applicable insurance policies or any other contract or agreement (whether in the form of deductibles, amounts in excess of applicable caps, or otherwise), and any increase in rent, insurance premiums, or other Losses or Expenses of any kind resulting from such Indemnified Party’s efforts to seek recovery against such third parties shall be Losses subject to indemnification pursuant to this Article X.  Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 10.6, the term “Affiliate” shall not include any investment fund (or any officer, director, employee, equity holder, or general or limited partner thereof, or any portfolio company owned, in whole or in part, thereby (other than AMC Entertainment, Inc., a Delaware corporation) that, directly or indirectly, owns any equity securities of Guarantor.

Section 10.7                            Escrow Fund.  From and after the Closing, any indemnification obligations of Seller or Parent shall be paid first, from the Escrow Fund pursuant to the terms of the Escrow Agreement; second, after the entire Escrow Fund has been paid to a Buyer Group Member or released and returned to Seller pursuant to the terms of the Escrow Agreement, directly by Seller or Parent (provided that Providence shall pay directly its Pro Rata Share of Seller’s and Parent’s indemnification obligations pursuant to Providence’s Equity Holder Agreement); provided, that upon or after the occurrence of any of (a) the voluntary or involuntary dissolution, liquidation or winding up of Seller or Parent, (b) the transfer of more than 25% in value (based on book value calculated as of the Closing) of the assets of Seller or Parent to any third party (unless such third party agrees in writing to assume its pro rata share, based on the book value of the transferred assets calculated as of the Closing, of the obligations of Seller and Parent under this Article X (for which Parent and Seller shall remain fully liable), or (c) the failure of Seller or Parent to pay any amounts required to be paid thereby pursuant to this Agreement within 30 days of such amount becoming due and payable by the Seller or Parent, then any indemnification obligations of Seller and Parent not paid to a Buyer Group Member pursuant to this Section 10.7 shall be paid (to the extent of Seller’s Pro Rata Share) by each Seller Guarantor (other than Providence Equity Partners IV, L.P. and Providence Equity Operating Partners IV, L.P.) in accordance with such Seller Guarantor’s Equity Holder Agreement.

Section 10.8                            Exclusive Remedy.  Each of the parties hereto acknowledges and agrees that, from and after the Closing, its sole and exclusive monetary remedy against the other party or any Affiliates of the other party with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (other than for a claim of knowing fraud, willful misconduct or intentional misrepresentation) shall be pursuant to the indemnification provisions set forth in this Article X.  Notwithstanding the foregoing, nothing in this Section 10.8 shall be deemed to limit the rights of Parent and Seller under Section 11.3(b) or the rights of Buyer under Section 11.3(d) hereof.

ARTICLE XI

TERMINATION

Section 11.1                            Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)                                  by the mutual consent of Buyer and Seller;

(b)                                 by Buyer, if there has been a breach by Parent, Seller, or the Company of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or any breach by any direct or indirect equity holder of Parent of any covenant or agreement contained in any Equity Holder Agreement to which such equity holder is a party that is to be performed prior to the Closing, in each case that would or would reasonably be expected to give rise to the failure of a condition set forth in Article VIII and Parent, Seller or the Company, as applicable, fails to cure such breach within thirty (30) Business Days after receipt of written notice thereof (except no cure period shall be provided for a breach which by its nature cannot be cured); provided, that neither Buyer nor Guarantor is then in material breach of any representation, warranty, covenant or agreement contained herein;

(c)                                  by Seller, if there has been a breach by Buyer or Guarantor of any of their respective representations, warranties, covenants or agreements contained in this Agreement which would or would reasonably be expected to give rise to the failure of a condition set forth in Article IX and Buyer or Guarantor, as applicable, fails to cure such breach within thirty (30) Business Days after receipt of written notice thereof (except no cure period shall be provided for a breach which by its nature cannot be cured); provided, that neither Parent, Seller nor the Company is then in material breach of any representation, warranty, covenant or agreement contained herein;

(d)                                 by Buyer or Seller if any final and non-appealable Court Order shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

(e)                                  by Buyer or Seller if the Closing shall not have occurred on or before June 7, 2010, or such later date as may be mutually agreed in writing by Buyer and Seller (the “Outside Date”); provided, that, in the event that all conditions to Closing set forth in Article VIII have been satisfied (other than the condition set forth in the first sentence of Section 8.3 and those conditions in Article VIII that, by their terms, may only be satisfied as of the Closing) on or prior to such date, the Outside Date shall, automatically and without further notice or other action by the parties hereto, be extended to December 9, 2010; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party who is in material breach of this Agreement as of the date of such proposed termination.

Section 11.2                            Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination, which notice shall specify the Section of this Agreement pursuant to which it is being terminated, to the other party to this Agreement.

Section 11.3                            Effect of Termination; Remedies.

(a)                                  If this Agreement shall be terminated pursuant to this Article XI, all further obligations of the parties under this Agreement (other than the obligations described in the last sentence of Section 6.1(b), Section 7.4, Section 10.2(a)(iii), this Section 11.3, and Article XII, each of which shall survive any such termination) shall be terminated without further Liability of any party to the other; provided, however, that nothing herein shall relieve any party from Liability for fraud, intentional misconduct or willful and wanton breach of this Agreement.

(b)                                 In the event that this Agreement is terminated by Buyer or Seller pursuant to Section 11.1(d) or 11.1(e) and, in each case, at the time of such termination, (i) the conditions set forth in Article IX (other than (A) the conditions set forth in Sections 9.2 and 9.3 (but only to the extent the Court Order is issued or brought, or the approvals required to be obtained, are under applicable Antitrust Laws), (B) the delivery of certificates which (in light of the underlying facts as of the time of such termination and any waiver of the condition set forth in Section 9.1(a) deemed made pursuant to Section 11.1(e)) would be capable of being delivered but are to be delivered on the Closing Date and (C) such other conditions the failure of which to be satisfied by such date has been principally caused by a material breach by Buyer or Guarantor of any representation, warranty or covenant hereunder or the facts or circumstances underlying such breach), have been satisfied or (to the extent permitted by Requirements of Law) waived, (ii) Buyer does not have the right to terminate this Agreement pursuant to Section 11.1(b), and (iii) neither Buyer nor Seller has the right to terminate this Agreement pursuant to Section 11.1(d) for any reason other than that consummation of the transactions contemplated hereby would violate any Antitrust Law (or would have the right to so terminate assuming that the relevant Court Order referenced in Section 11.1(d) has become final and non-appealable at the time of such termination), then Buyer or Guarantor shall pay Seller a fee equal to $5,500,000 (the “Non-Clearance Termination Fee”) by wire transfer of immediately available funds on the third Business Day following the date of such termination of this Agreement.

(c)                                  Buyer and the Guarantor each acknowledges that the provisions contained in Section 11.3(b) constitute an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Seller would have entered into this

Agreement.  Accordingly, if Buyer or the Guarantor fails to promptly pay the Non-Clearance Termination Fee pursuant to Section 11.3(b), and, in order to obtain such payment Parent, Seller or the Company, as the case may be, commences a suit which results in a judgment against Buyer or the Guarantor, as applicable, for any of the amounts set forth in Section 11.3(b), then Buyer or the Guarantor shall pay to the Company its Expenses in connection with such suit, together with interest on the amount of the Non-Clearance Termination Fee at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date plus 2% per annum from the date such amount was required to be paid until the date actually received by the Company.

(d)                                 Each of Parent, Seller, the Company, Buyer and Guarantor acknowledges and agrees that any breach or failure to perform any of the provisions of this Agreement or any Buyer Ancillary Agreement or Seller Ancillary Agreement in accordance with their specific terms would result in immediate and irreparable harm or injury for which money damages would not be an adequate remedy.  Accordingly, each of Parent, Seller, the Company, Buyer and Guarantor agrees that, unless and until this Agreement has been terminated in accordance with its terms, each party shall be entitled, for any violation or threatened violation of the provisions of this Agreement or any Buyer Ancillary Agreement or Seller Ancillary Agreement, an injunction or injunctions to restrain such violation or threatened violation and to specifically enforce the terms and provisions of thereof without the necessity of posting a bond or other form of security.  In the event that any action should be brought in equity to enforce the provisions of this Agreement or any Buyer Ancillary Agreement or Seller Ancillary Agreement, no party hereto or any of their respective Affiliates, will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1                            Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants contained in this Agreement and in any certificate delivered pursuant hereto shall, in each case, survive the consummation of the transactions contemplated by this Agreement, as follows:

(a)                                  The indemnification provided for in Section 10.1(a)(ii) shall (i) with respect to Seller Fundamental Representations, survive indefinitely; (ii) with respect to the representations and warranties contained in Section 4.11 (Tax Matters), survive until the date that is six months after the expiration of the latest applicable statute of limitations period; (iii) with respect to the representations and warranties contained in Section 4.19 (Environmental Compliance) survive until the date that is three (3) years after the Closing Date; and (iv) with respect to all other representations and warranties contained in Article IV, survive until the earlier of (A) eighteen (18) months after the Closing Date and (B) the date that is 90 days after the receipt of the Company of audited consolidated financial statements of the Company as of and for the 12 month period ended December 31, 2010 (prepared in accordance with the Agreed Accounting Principles);

(b)                                 The indemnification provided for in Section 10.2(a)(ii) shall (i) with respect to Buyer Fundamental Representations, survive indefinitely; and (ii)  with respect to all other representations and warranties contained in Article V, survive until the earlier of (A) eighteen (18) months after the Closing Date and (B) the date that is 90 days after the receipt of the Company of audited consolidated financial statements of the Company as of and for the 12 month period ended December 31, 2010 (prepared in accordance with the Agreed Accounting Principles);

(c)                                  The indemnification provided for in Section 10.1(a)(i) and Section 10.2(a)(i) shall survive until such covenant or obligation is performed or was required to have been performed;

(d)                                 The indemnification provided for Section 10.1(a)(iii), Section 10.1(a)(iv), and Section 10.2(a)(iii) shall survive indefinitely.

Section 12.2                            No Public Announcement.  None of Buyer, Seller or the Company shall, without the approval of the others (including with respect to both timing and content), make or permit any of their respective Affiliates to make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Requirements of Law, in which case the other parties shall be advised and shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the Securities and Exchange Commission disclosure obligations or the rules of any stock exchange.

Section 12.3                            Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when actually received when sent by registered or certified mail or by private courier addressed as follows:

If to Buyer or Guarantor, to:

American Multi-Cinema, Inc.

920 Main Street,

Kansas City, Missouri 64105

Attention:  General Counsel and Chief Financial Officer

Facsimile:  816-480-4700

with a copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Attention: John Scott and Douglas A. Ryder

Facsimile: 212-326-2061

If to Parent, Seller or the Company, to:

Kerasotes ShowPlace Theatres, LLC

224 N. Des Plaines, Suite 200

Chicago, Illinois 60661-1134

Attention: Anthony Kerasotes

Facsimile:  312-258-9943

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Chris E. Abbinante

Facsimile:  312-853-7036

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 12.4                            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may assign its rights prior to the Closing or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement.  Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

Section 12.5                            Access to Records after Closing.  For a period of six (6) years after the Closing Date, Seller and its representatives, on the one hand, and Buyer and its Affiliates on the other hand, shall have reasonable access to all of the books and records of the Company and the Subsidiaries in the possession of the other party (including those books and records of the Company primarily related to the Retained Assets and the Retained Liabilities to the extent such retained books and records relate to any of the theatres, properties, assets or Liabilities transferred to Buyer at Closing) to the extent that such access may reasonably be required by Seller or Buyer, as applicable, including in connection with any Proceeding before any Governmental Body or with respect to Taxes, in each case to the extent related to the operations of the Company and the Subsidiaries on or prior to the Closing Date.  Such access shall be afforded by Buyer or Seller, as applicable, upon receipt of reasonable advance notice and during normal business hours.  Buyer or Seller, as applicable, shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.5.  If Seller, on the one hand, or Buyer or the Company on the other hand, shall desire to dispose of any of such books and records prior to the expiration of such 6-year period, such party shall, prior to such disposition, give the other party a reasonable opportunity, at such other party’s expense, to segregate and remove such books and records as such other party may select.

Section 12.6                            Entire Agreement; Amendments.  This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto (including the Seller Ancillary Agreements and Buyer Ancillary Agreements) and the Confidentiality Agreement

contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer, the Company and Seller.

Section 12.7                            Interpretation.  Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to which such fact’s or item’s relevance is reasonably apparent. Unless this Agreement specifically provides otherwise, (i) neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto shall be deemed to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement; (ii) except for those items specified in Section 6.4(b) or included in any schedule related to Section 6.4, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.  Pursuant to Section 6.2, Seller and the Company may, from time to time prior to the Closing, deliver written Updated Schedules to Buyer.  No such Updated Schedule shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects.  No such Updated Schedules shall be deemed to cure any breach that exists as of the date hereof for purposes of Section 8.1.  If, however, the Closing occurs, any such Updated Schedules will be effective to cure and correct for purposes of Article X, any breach of any representation or warranty which would have existed if Seller or the Company had not delivered such Updated Schedules, and all references to any Schedule which is supplemented or amended as provided in Section 6.2 shall for purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended by such Updated Schedule.

Section 12.8                            Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 12.9                            Expenses.  Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants; provided, however, that all Transaction Costs shall be the responsibility of Buyer to the extent included in Closing Date Working Capital.  Notwithstanding anything herein to the contrary, in the event that any Transaction Costs are either not paid prior to Closing or not reflected in the Closing Date Working Capital, any and all such Transaction Costs shall be payable solely by Seller and none of Buyer, the Company or any Subsidiary shall have any Liability therefor.

Section 12.10                     Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.11                     Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller, the Company and Buyer.

Section 12.12                     Further Assurances.

(a)                                  Each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable under applicable Requirements of Law or otherwise to consummate and make effective, the transactions contemplated by this Agreement, including:  (i) the satisfaction of the conditions precedent to the obligations of such party; and (ii) the execution and delivery of such instruments, and the taking of such other actions as may reasonably be requested in order to carry out the intent of this Agreement; provided, however, that notwithstanding the foregoing, no party hereto or their respective Affiliates shall be required to make any material monetary expenditure, commence or participate in any Proceeding before any Government Body or offer or grant any material accommodation (financial or otherwise) to any Person in connection with the obligations described in this Section 12.12. Notwithstanding the foregoing, in the event (and to the extent) of any inconsistency between the terms and conditions of this Section 12.12 and the terms and conditions of any other Section of this Agreement, including Section 6.3, the terms and conditions of such other Section shall control.

(b)                                 Following the Closing, Seller shall, and shall cause its Affiliates (including its direct and indirect equity holders) to (i) provide to the Buyer and its advisors and representatives, upon reasonable advance notice and without undue interruption to Seller’s business, access during normal business hours to the books and records of the Company pertaining to the operation of the Company’s business, properties and personnel prior to the Closing (to the extent retained by Seller) and (ii) assist and cooperate with the Buyer, its auditors, and, if different from Buyer’s auditors, the auditors of the Financial Statements, to the extent reasonably requested by the Buyer or such auditors (including, without limitation, by providing customary documentation, including representation letters, to the Buyer or such auditors), in each case, in connection with (a) the preparation of the financial statements of the Buyer and its Affiliates, (b) the use and disclosure of the Financial Statements, any other financial information of the Company and the Subsidiaries relating to the period prior to Closing, and of any successor financial statements and other information derived therefrom, in connection with any Filings, (c) the Buyer obtaining customary comfort letters from its auditors or, if different, the auditors of the Financial Statements in connection with any Filings, (d) the Buyer obtaining such auditor’s consent to use their audit reports and comfort letters in connection with any Filings and (e) conforming the Financial Statements for use in any Filings; provided that the Buyer will reimburse Seller for any and all of its expenses reasonably incurred by it and its Affiliates and representatives in connection with providing such cooperation; provided further that none of Parent, Seller or any of their respective Affiliates shall be deemed to have made any representation or warranty with respect to any information provided pursuant to this Section 12.12 except as specifically set forth in Article IV hereof.  “Filings” means, with respect to the Buyer and/or its Affiliates, any (i) issuance of securities in transactions registered under the Securities Act, or in transactions exempt from the registration requirements thereunder, (ii) filings with, or reporting obligations under, the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (or similar filings or reporting obligations in other relevant jurisdictions or under Requirements of Law), and (iii) the provision of information to investors and Governmental Bodies in connection with such securities.

Section 12.13                     Disclaimer of Warranties.  Buyer acknowledges that it has conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Seller, the Company and the Subsidiaries, taken as a whole, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of Parent and Seller expressly and specifically set forth in Article IV, as qualified by the Schedules and Updated Schedules.  Neither Parent nor Seller nor the Company make any representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer, except as set forth in Article IV.  There is no assurance that any projected or forecasted results will be achieved.  EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATES DELIVERED BY PARENT, SELLER AND THE COMPANY PURSUANT TO SECTION 8.1, (i) SELLER IS SELLING THE UNIT (AND THE BUSINESS AND ASSETS OF THE COMPANY REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND PARENT, SELLER AND THE COMPANY DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED AND (ii)  NEITHER PARENT NOR SELLER NOR THE COMPANY MAKE ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.  Buyer acknowledges that neither Parent nor Seller, except as set forth in Article IV, nor the Company or any of their respective representatives or Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Parent, Seller, the Company or their representatives or Affiliates to Buyer or any other information which is not included in this Agreement or the Schedules (including any Updated Schedules delivered to Buyer pursuant to Section 6.2), and none of Parent, Seller, the Company or any of their representatives or Affiliates or any other Person will have or be subject to any Liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

Section 12.14                     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                  This Agreement and all matters arising out of or in connection with the subject matter hereof shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)                                 By the execution and delivery of this Agreement, Buyer, Seller and the Company submit to the personal jurisdiction of any state or federal court in the State of Illinois in any suit or Proceeding arising out of or relating to this Agreement.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15                     Binding Effect.  This Agreement will be binding on and inure solely to the benefit of each party hereto, and, except as expressly set forth in Article X, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

KERASOTES SHOWPLACE THEATRES HOLDINGS, LLC

By:	/s/ ANTHONY KERASOTES
	Name:	Anthony Kerasotes
	Title:	Chairman and Chief Executive Officer

KERASOTES SHOWPLACE THEATRES, LLC

By:	/s/ ANTHONY KERASOTES
	Name:	Anthony Kerasotes
	Title:	Chairman and Chief Executive Officer

SHOWPLACE THEATRES HOLDING COMPANY, LLC

By:	/s/ ANTHONY KERASOTES
	Name:	Anthony Kerasotes
	Title:	President

AMC SHOWPLACE HOLDINGS, INC.

By:	/s/ GERARDO I. LOPEZ
	Name:	Gerardo I. Lopez
	Title:	President and Chief Executive Officer

AMERICAN MULTI-CINEMA, INC.

By:	/s/ GERARDO I. LOPEZ
	Name:	Gerardo I. Lopez
	Title:	President and Chief Executive Officer

[Signature Page to Unit Purchase Agreement]